Form 10KSB40, Exhibit 13
period 1996-12-31
PEOPLES FINANCIAL CORP INC /PA/
filed 1997-03-28
CIK 936948

PEOPLES FINANCIAL CORP., INC. AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1995 AND 1994

CONSOLIDATED FINANCIAL STATEMENTS

PEOPLES FINANCIAL CORP., INC. AND SUBSIDIARY

December 31, 1996, 1995 and 1994


CONTENTS                                                                   PAGE


Independent Auditors' Report..............................................  1

Consolidated Balance Sheets...............................................  2

Consolidated Statements of Income.........................................  3

Consolidated Statements of Changes in Stockholders' Equity................  5

Consolidated Statements of Cash Flows.....................................  7

Notes to Consolidated Financial Statements................................  9

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Peoples Financial Corp., Inc.
New Bethlehem, Pennsylvania


We have audited the accompanying consolidated balance sheets of Peoples Financial Corp., Inc. and subsidiary (the Company) as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Financial Corp., Inc. and subsidiary as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

        /s/ Edwards Leap & Sauer
        -------------------------------
            Edwards Leap & Sauer


Pittsburgh, Pennsylvania
January 31, 1997

CONSOLIDATED BALANCE SHEETS

PEOPLES FINANCIAL CORP., INC. AND SUBSIDIARY

                                                                                         December 31,
                                                                      -----------------------------------------------
                                                                          1996                               1995
                                                                      ------------                       ------------
ASSETS
   Cash and due from banks                                            $  8,944,707                       $  8,950,917
   Federal funds sold                                                    7,325,000                          2,275,000
   Available-for-sale securities                                        25,315,225                         22,585,170
   Held-to-maturity securities (market value of
      $25,885,993 and $33,195,443 at
      December 31, 1996 and 1995, respectively)                         25,674,119                         32,717,094
   Federal Home Loan Bank stock, at cost                                   569,500                            601,500
   Loans receivable, net                                               136,050,197                        113,601,195
   Premises and equipment, net                                           3,748,922                          3,573,279
   Other assets                                                          3,184,521                          2,583,416
                                                                      ------------                       ------------

   Total Assets                                                       $210,812,191                       $186,887,571
                                                                      ============                       ============

LIABILITIES AND STOCKHOLDERS' EQUITY

   Liabilities
      Deposits
        Non-interest bearing                                          $ 20,860,522                       $ 18,447,009
        Interest bearing                                               155,404,110                        138,645,341
                                                                      ------------                       ------------
        Total deposits                                                 176,264,632                        157,092,350

      Deferred taxes                                                     5,921,816                          4,855,893
      Accrued interest and other liabilities                             1,757,592                          1,565,254
                                                                      ------------                       ------------
      Total liabilities                                                183,944,040                        163,513,497

   Stockholders' Equity
      Common stock, par value $0.30, 5,000,000 shares
        authorized, 879,990 shares issued and outstanding                  264,247                            264,247
      Surplus                                                            3,849,750                          3,849,750
      Retained earnings                                                 13,377,522                         12,067,816
      Net unrealized holding gains on
        available-for-sale securities                                    9,376,632                          7,192,261
                                                                      ------------                       ------------
      Total stockholders' equity                                        26,868,151                         23,374,074
                                                                      ------------                       ------------
   Total Liabilities and Stockholders' Equity                         $210,812,191                       $186,887,571
                                                                      ============                       ============


The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

PEOPLES FINANCIAL CORP., INC. AND SUBSIDIARY

                                                                       Years Ended December 31,
                                             ------------------------------------------------------------------------
                                                 1996                           1995                          1994
                                             -----------                    -----------                   -----------
Interest Income
   Loans                                     $10,890,677                    $ 9,943,821                   $ 9,432,607
   Investment securities                       2,734,704                      2,848,176                     3,103,280
   Interest bearing deposits                       3,469                          1,912                         6,594
   Federal funds sold                            303,927                        374,251                       249,022
                                             -----------                    -----------                   -----------
   Total interest income                      13,932,777                     13,168,160                    12,791,503

Interest Expense
   Deposits                                    6,475,388                      6,299,006                     5,285,075
                                             -----------                    -----------                   -----------

Net Interest Income                            7,457,389                      6,869,154                     7,506,428

Provision for Loan Losses                         75,000                         60,000                       192,441
                                             -----------                    -----------                   -----------
Net Interest Income after
   Provision for Loan Losses                   7,382,389                      6,809,154                     7,313,987

Other Income
   Service fees                                1,067,337                        661,204                       568,183
   Net investment security gains               1,053,326                      1,252,974                     2,405,359
                                             -----------                    -----------                   -----------
   Total other income                          2,120,663                      1,914,178                     2,973,542



                                                                       Years Ended December 31,
                                             ------------------------------------------------------------------------
                                                 1996                           1995                          1994
                                             -----------                    -----------                   -----------

Other Expenses
   Salaries                                  $ 2,178,002                    $ 2,108,730                   $ 2,214,873
   Pension and other employee
      benefits                                   805,041                        846,253                       897,326
   Occupancy expense                           1,089,451                        947,920                       824,959
   Legal and professional fees                   234,434                        251,345                       269,201
   Regulatory fees and deposit
      insurance                                   35,139                        351,322                       385,667
   Data processing                               226,005                        292,730                       244,545
   Separation expenses                           544,322                             --                            --
   Other                                       1,717,868                      2,036,701                     1,741,491
                                             -----------                    -----------                   -----------
   Total other expenses                        6,830,262                      6,835,001                     6,578,062
                                             -----------                    -----------                   -----------
Income Before Income Taxes
   and Minority Interest                       2,672,790                      1,888,331                     3,709,467

Provision for Income Taxes                       562,651                        346,714                     1,030,426
                                             -----------                    -----------                   -----------
Income Before Minority
   Interest                                    2,110,139                      1,541,617                     2,679,041

Minority Interest                                     --                       (163,499)                     (806,755)
                                             -----------                    -----------                   -----------
Net Income                                   $ 2,110,139                    $ 1,378,118                   $ 1,872,286
                                             ===========                    ===========                   ===========
Net Income per Share of
   Common Stock                              $      2.40                    $      1.76                   $      3.03
                                             ===========                    ===========                   ===========


The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

PEOPLES FINANCIAL CORP., INC. AND SUBSIDIARY

Years Ended December 31, 1996, 1995 and 1994


                                                                                         Net Unrealized
                                 Capital                              Retained            Holding Gains         Treasury
                                  Stock            Surplus            Earnings             (Losses)              Stock
                                --------          ----------        -----------          ---------------        ---------
Balance at
December 31, 1993               $250,000          $3,628,600        $ 9,098,098          $     --             $      --

  Cumulative effect of
   change in
   accounting principle                                                                   10,621,279
  Sale of 3,360 shares
    of common stock                1,008              80,102
  Net income                                                          1,872,286
  Cash dividends                                                       (150,104)
  Changes in net
   unrealized holding
   gains (losses) on
   available-for-sale
   securities                                                                             (5,628,366)
  Change in minimum
   pension liability                                                    (19,302)
  Acquisition of
   treasury stock                                                                                             (8,581,100)
                                --------          ----------        -----------          -----------          ----------
Balance at
December 31, 1994                251,008           3,708,702         10,800,978            4,992,913          (8,581,100)

  Sale of 1,685 shares
   of common stock                   506              39,935
  Net income                                                          1,378,118
  Cash dividends                                                       (620,763)
  Changes in net
   unrealized holding
   gains (losses) on
   available-for-sale
   securities                                                                              2,199,348
  Change in minimum
   pension liability                                                     27,227
  Merger activity
   Exchange of PFC
    stock due to
    merger                        12,733             101,113
  Acquisition of
    subsidiary
    minority interest                                                 9,063,356
  Re-authorization
    of treasury stock                                                (8,581,100)                               8,581,100
                                --------          ----------        -----------          -----------          ----------

                                      -5-


                                                                                         Net Unrealized
                                 Capital                              Retained            Holding Gains         Treasury
                                  Stock            Surplus            Earnings               (Losses)             Stock
                                --------          ----------        -----------          ---------------        ---------
Balance at
December 31, 1995               $264,247          $3,849,750        $12,067,816            $7,192,261           $     --

  Net income                                                          2,110,139
  Cash dividends                                                       (809,591)
  Changes in net
   unrealized holding
   gains (losses) on
   available-for-sale
   securities                                                                               2,184,371
  Change in minimum
   pension liability                                                      9,158
                                --------          ----------        -----------            -----------          ----------
Balance at
December 31, 1996               $264,247          $3,849,750        $13,377,522            $9,376,632           $     --
                                ========          ==========        ===========            ===========          ==========


The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

PEOPLES FINANCIAL CORP., INC. AND SUBSIDIARY

                                                                            Years Ended December 31,
                                                      -------------------------------------------------------------------
                                                          1996                      1995                        1994
                                                      -----------               -----------                 ----------

CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                         $ 2,110,139               $ 1,378,118                 $1,872,286
   Adjustments to reconcile
      net cash from operating
      activities:
        Depreciation and
          merger amortization                             584,626                   564,053                    496,781
        Net amortization /
          accretion of premiums
          and discounts                                    17,383                     3,852                     50,960
        Net investment security
          gains                                        (1,053,326)               (1,252,974)                (2,405,359)
        Provision for loan losses                          75,000                    60,000                    192,441
        Net loss on disposal of
          fixed assets                                     52,963                   148,282                     60,117
        Reinvestment of stock
          dividends                                       (85,384)                  (80,740)                   (84,683)
        Minority interest                                      --                   163,499                    806,755
      Increase (decrease)
        cash due to changes in
        assets and liabilities:
          Other assets                                   (642,346)                 (563,416)                  (316,887)
          Accrued interest and
            other liabilities                             159,594                   764,936                   (453,355)
                                                      -----------               -----------                 ----------
Net Cash From
  Operating Activities                                $ 1,218,649               $ 1,185,610                 $  219,056

                                                                            Years Ended December 31,
                                                      -------------------------------------------------------------------
                                                          1996                      1995                        1994
                                                      -----------               -----------                 ----------
CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sales of
      available-for-sale securities                   $ 1,926,307               $ 2,046,274                $ 3,735,620
   Proceeds from maturities of
      held-to-maturity securities                       9,250,000                 7,060,882                 17,974,031
   Purchase of held-to-maturity
      securities                                       (2,189,655)               (5,576,865)               (11,534,270)
   Purchase of available-for-sale
      securities                                         (230,293)                  (50,400)                   (41,000)
   Net sales (purchases) of
      FHLB stock                                           32,000                   (14,800)                   (69,600)
   Net loans made to customers                        (22,594,327)               (2,002,474)                (9,071,290)
   Net purchases of premises
      and equipment                                      (743,741)                 (496,101)                (1,036,549)
                                                      -----------               -----------                 ----------

   Net Cash From (Used By)
      Investing Activities                            (14,549,709)                  966,516                    (43,058)

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in deposits                            19,184,441                 3,103,988                 (1,191,959)
   Proceeds from issuance of
      common stock                                             --                    40,441                     81,110
   Dividends paid                                        (809,591)                 (693,283)                  (440,184)
   Purchase of preferred stock                                 --                        --                    (10,000)
   Purchase of common stock                                    --                        --                 (8,581,100)
   Net proceeds (repayments)
      from FHLB advances                                       --                (2,175,000)                 2,175,000
                                                      -----------               -----------                 ----------

   Net Cash From (Used By)
      Financing Activities                             18,374,850                   276,146                 (7,967,133)
                                                      -----------               -----------                 ----------

Net Change in Cash and
   Cash Equivalents                                     5,043,790                 2,428,272                 (7,791,135)

Cash and Cash Equivalents
   at Beginning of Year                                11,225,917                 8,797,645                 16,588,780
                                                      -----------               -----------                 ----------

Cash and Cash Equivalents
   at End of Year                                     $16,269,707               $11,225,917                 $8,797,645
                                                      ===========               ===========                 ==========

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1996, 1995 and 1994


NOTE A - SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of Peoples Financial Corp., Inc. and its wholly-owned subsidiary, PFC Bank. All significant intercompany accounts have been eliminated in the consolidation. Peoples Financial Corp., Inc. transacts no other material business.

Nature of Operations: Peoples Financial Corp., Inc. and its wholly-owned subsidiary, PFC Bank (collectively referred to as the Bank), is a full service commercial banking institution and provides a variety of financial services to individuals and corporate customers in Armstrong, Clarion and Indiana counties through its 5 branches and main office located in New Bethlehem, Pennsylvania. The Bank's primary deposit products are non-interest and interest-bearing checking accounts, savings accounts and certificates of deposit. Its primary lending products are single-family and multi-family residential loans.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and the valuation of foreclosed real estate, management obtains independent appraisals for significant properties.

Investment Securities: The Bank accounts for its investments in debt and equity securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS No. 115 requires all investments in debt and equity securities to be classified into three categories. Securities which management has positive intent and ability to hold until maturity are classified as held-to-maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premium and accretion of discount computed on a level yield basis. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. All other securities are classified as available-for-sale securities. Unrealized holding gains and losses for trading securities are included in earnings. Unrealized holding gains and losses for available-for-sale securities are excluded from earnings and reported net of income taxes as a separate component of stockholders' equity until realized. At this time, management has no intention of establishing a trading securities classification.

Adoption of SFAS No. 115 as of January 1, 1994, resulted in a net increase in available-for-sale securities of $16,092,847 in recognition of net unrealized holding gains and a $10,621,279, net of deferred income tax, increase in stockholders' equity.

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1996, 1995 and 1994


NOTE A - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Interest and dividends on investment securities are reported as interest income. Gains and losses realized on sales of investment securities represent the differences between net proceeds and carrying values determined by the specific identification method.

Loans Receivable and Allowance for Loan Losses: Loans are stated at unpaid principal balances, less the allowance for loan losses and unearned discounts.

Unearned discounts on installment loans are recognized as income over the term of the loans using a method that approximates the interest method.

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb potential losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans generally are determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Loans are placed on non-accrual status when they are 90 days past due, unless they are adequately collateralized and in the process of collection.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation computed on both the straight-line and accelerated methods over the estimated useful lives of the assets. Costs for maintenance and repairs are expensed in the current period. The costs associated with major additions or improvements are capitalized.

Other Real Estate Owned (OREO): Real estate acquired in satisfaction of a loan and in-substance foreclosures are reported in OREO. In-substance foreclosures are properties in which a borrower, with little or no equity in the collateral, effectively abandons control of the property or has no economic interest to continue involvement in the property. The borrower's ability to rebuild equity based on current financial conditions would also be considered doubtful.

Properties acquired by foreclosure or deed in lieu of foreclosure and properties classified as in-substance foreclosures are transferred to OREO and recorded at the lower of cost or fair value, less estimated costs to sell. Costs to maintain the assets, subsequent write-downs to reflect declines in the fair value of the properties, and subsequent gains and losses related to their disposal are included in non-interest income and expenses.

Employee Retirement Plan: The Bank accounts for retirement plan liabilities in accordance with SFAS No. 87, Employer's Accounting for Pensions. The plan is funded in accordance with the Employee Retirement Income Security Act of 1974. SFAS No. 87 requires the recognition of liabilities for the plan based on the actuarially calculated benefits that have accrued through the date of the calculation.

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1996, 1995 and 1994

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes: The Bank accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Earnings per Share: Earnings per share is calculated using the weighted average number of shares outstanding. The weighted average shares outstanding was 879,990, 785,057 and 617,042 for the years ended December 31, 1996, 1995 and
1994, respectively.

Cash Equivalents: For purposes of the Statements of Cash Flows, the Bank considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. This includes the balance sheet captions of "Cash and due from banks" and "Federal funds sold".

Reclassifications: Certain previously reported items have been reclassified to conform with the current year's classifications. The reclassifications have no effect on total assets, total liabilities and stockholders' equity, or net income.


NOTE B - MERGER

Effective April 1, 1995, Peoples Bank of PA, the wholly owned subsidiary of Peoples Financial Corp., Inc., completed a merger under which it acquired all of the remaining outstanding stock of New Bethlehem Bank, a subsidiary of which, until merger, Peoples Bank of PA owned 53.05%. New Bethlehem Bank was and, now as a division of PFC Bank, is a full service commercial banking institution with offices in New Bethlehem and Clarion, Clarion County, Pennsylvania. As part of the merger, Peoples Bank of PA changed its corporate name to PFC Bank and designated two divisions, the Peoples Bank of PA Division and the New Bethlehem Bank Division.

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1996, 1995 and 1994

NOTE B - MERGER (CONTINUED)

The transaction, which was accounted for as an acquisition of a minority interest under the purchase method of accounting, resulted in a tax free exchange of stock under which each outstanding share held by New Bethlehem Bank shareholders, exclusive of shares held by those exercising dissenters' rights, was exchanged for 183.15 shares of Peoples Financial Corp., Inc., with no cash exchanging hands, with the exception of the purchase of fractional shares. Under the purchase method, the portion of the assets and liabilities of New Bethlehem Bank relating to the minority interest being acquired was re-valued to fair market value on the date of the merger. Because substantially all of the assets and liabilities of New Bethlehem Bank were carried at amounts approximating fair value as a result of the adoption of recent accounting pronouncements (see Notes A and C regarding investment securities), there was very little change in the valuation as a result of the merger except for the costs of acquisition of approximately $220,000, which consisted primarily of expenses relating thereto. These expenses were allocated primarily to goodwill (approximately $170,000) and the balance was allocated to other assets and liabilities. The goodwill is being amortized on the straight-line basis over 15 years. Had the acquisition occurred on January 1, 1995, the 1995 net income and earnings per share on a pro-forma basis would have been $1,541,617 and $1.85 per share, respectively (unaudited).

In order to complete the merger, Peoples Financial Corp., Inc. returned its shares of treasury stock as of December 31, 1994 to authorized but un-issued status.


NOTE C - INVESTMENT SECURITIES

Available-for-sale securities consist of the following:


                                                               December 31, 1996
                                 ---------------------------------------------------------------------
                                                          Gross           Gross
                                  Amortized            Unrealized      Unrealized             Market
                                    Cost                  Galns           Losses              Value
                                 -----------           -----------     ----------         ------------

 Equity securities              $ 11,108,207          $ 14,207,018     $        -         $ 25,315,225




                                                               December 31, 1996
                               ----------------------------------------------------------------------
                                                         Gross           Gross
                                 Amortized            Unrealized       Unrealized            Market
                                   Cost                  Galns           Losses              Value
                               ------------          ------------     -----------        ------------

 Equity securities             $ 11,687,806          $ 10,897,364     $        -         $ 22,585,170


PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1996, 1995 and 1994


NOTE C - INVESTMENT SECURITIES (CONTINUED)

Held-to-maturity securities consist of the following:

                                                               December 31, 1996
                               ----------------------------------------------------------------------
                                                         Gross           Gross
                                 Amortized            Unrealized       Unrealized            Market
                                   Cost                  Galns           Losses              Value
                               ------------          ------------     -----------        ------------


U.S. Treasury securities       $19,506,510          $    176,802      $   81,402          $19,601,910
Obligations of U.S.
  government agencies              648,206                     -           2,004              646,202
Obligations of state
  and political
  subdivisions                   2,871,540                 4,648          29,619            2,846,569
Corporate notes                  2,647,863               143,449               -            2,791,312
                               -----------          ------------       ---------          -----------
                               $25,674,119          $    324,899       $ 113,025          $25,885,993
                               ===========          ============       =========          ===========



                                                               December 31, 1995
                               ----------------------------------------------------------------------
                                                         Gross           Gross
                                 Amortized            Unrealized       Unrealized            Market
                                   Cost                  Galns           Losses              Value
                               ------------          ------------     -----------        ------------


U.S. Treasury securities       $22,117,737          $    490,757      $   13,869          $22,594,625
Obligations of U.S.
  government agencies            1,595,746                 2,250           4,005            1,593,991
Obligations of state
  and political
  subdivisions                   3,283,450                 5,678          48,428            3,240,700
Corporate notes                  5,720,161                55,014           9,048            5,766,127
                               -----------          ------------       ---------          -----------
                               $32,717,094          $    553,699       $  75,350          $33,195,443
                               ===========          ============       =========          ===========

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1996, 1995 and 1994


NOTE C - INVESTMENT SECURITIES (CONTINUED)

Gross realized gains and losses on sales of available-for-sale securities were:

                                         1996            1995            1994
                                     -----------     -----------     -----------
Gross Realized Gains:
  Obligations of U.S. Government     $ 1,309,787     $ 1,510,860     $ 2,405,359
  Amortization of merger step-up        (256,461)       (257,886)              -
                                     -----------     -----------     -----------
                                     $ 1,053,326     $ 1,252,974     $ 2,405,359
                                     ===========     ===========     ===========

The amortized cost and estimated market value of available-for-sale and held-to-maturity securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                            Amortized            Market
                                               Cost              Value
                                           ------------      ------------
Available-for-sale Securities
  Equity securities                        $ 11,108,207      $ 25,315,225
                                           ============      ============
Held-to-maturity Securities
  Due to one year or less                  $  8,772,177      $  8,798,867
  Due after one year through five years      14,734,318        14,759,938
  Due after five years through ten years      2,294,043         2,327,188
                                           ------------      ------------
                                             25,800,538        25,885,993
  Step-down due to merger                      (126,419)                -
                                           ------------      ------------
                                           $ 25,674,119      $ 25,885,993
                                           ============      ============

As a member of the Federal Home Loan Bank of Pittsburgh (FHLB), the Bank is required to maintain a minimum amount of FHLB stock. The minimum amount is calculated based on the level of the Bank's assets, residential real estate loans, and outstanding FHLB advances. At December 31, 1996 and 1995, the Bank held $569,500 and $601,500, respectively, of FHLB stock.

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1996, 1995 and 1994


NOTE D - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

The primary classifications of loans as of December 31 are as follows:

                                      1996                  1995
                                 -------------         -------------
Real estate                      $  92,815,579         $  73,134,735
Installment                         25,708,254            22,223,117
Commercial                          12,206,855             9,933,466
PHEAA and other                      6,591,677             9,586,853
                                 -------------         -------------
                                   137,322,365           114,878,171
Less: Unearned discounts                18,358                33,357
      Allowance for loan losses      1,253,810             1,243,619
                                 -------------         -------------
                                 $ 136,050,197         $ 113,601,195
                                 =============         =============

Loans on which the accrual of interest had been discontinued were approximately $332,450 and $498,150 at December 31, 1996 and 1995, respectively. The gross amount of interest which would have been recorded if such loans had been accruing interest at their original terms was approximately $27,500 and $30,000 for 1996 and 1995, respectively.

Changes in the allowance for loan losses for the years ended December 31 were as follows:

                                        1996                  1995
                                    -------------         -------------
Balance, beginning of year          $   1,243,619         $   1,383,059
Provision charged to operations            75,000                60,000
Loans charged-off                        (107,354)             (223,438)
Recoveries                                 42,545                23,998
                                     ------------          ------------
Balance, end of year                 $  1,253,810          $  1,243,619
                                     ============          ============

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1996, 1995 and 1994


NOTE E - PREMISES AND EQUIPMENT

Premises and equipment, which are stated at cost, as of December 31 are as follows:
                                        1996                 1995
                                    ------------         ------------
Land                                $    315,454         $    254,398
Buildings and improvements             3,113,053            2,971,959
Furntiure and equipment                4,287,234            4,116,136
                                    ------------         ------------
                                       7,715,741            7,342,493

Less: Accumulated depreciation         3,966,819            3,769,214
                                    ------------         ------------
                                    $  3,748,922         $  3,573,279
                                    ============         ============

Depreciation expense was $515,125, $564,053 and $496,781 for the years ended December 31, 1996, 1995 and 1994, respectively.


NOTE F - PLEDGED ASSETS

At December 31, 1996 and 1995, assets carried at approximately $19,710,000 and $16,285,000, respectively, were pledged to qualify for fiduciary powers, to secure public monies as required by law, and for other purposes.


NOTE G - INCOME TAXES

The provision for income taxes for the years ended December 31 consists of:

                                   1996           1995           1994
                                ---------      ---------      -----------
Currently payable               $ 522,995      $ 453,411      $ 1,145,245
Deferred taxes                     39,656       (106,697)        (114,819)
                                ---------      ---------      -----------
                                $ 562,651        346,714      $ 1,030,426
                                =========       =========     ===========

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1996, 1995 and 1994


NOTE G - INCOME TAXES (CONTINUED)

The significant components of temporary differences under SFAS No. 109 as of December 31 are as follows:

                                      1996         1995          1994
                                   ---------     ---------    ----------
Provision for loan losses          $   1,528     $  28,263    $ ( 24,675)
Premises and equipment                    --            --        14,554
Depreciation                          97,345        (8,844)        2,442
Employee benefits                     52,053       (36,197)      (76,723)
Other                               (111,270)      (89,919)      (30,417)
                                   ---------     ---------    ----------
    Total                          $  39,656     $(106,697)   $ (114,819)
                                   =========     =========    ==========

A reconciliation of the federal statutory tax rate to the effective tax rate applicable to income before income taxes for the years ended December 31 is as follows:

                                          1996                   1995                      1994
                                  --------------------    --------------------     ----------------------
                                                % of                   % of                        % of
                                               Pre-tax                Pre-tax                    Pre-tax
                                    Amount     Income       Amount     Income         Amount      Income
                                  ---------   --------    ---------   --------     -----------   --------
Provision at statutory rate       $ 908,748     34.0%     $ 642,033     34.0%      $ 1,261,045     34.0%
Effect of tax-exempt income        (110,837)    (4.1)       (84,970)    (4.5)         (104,467)    (2.8)
Bad debt deduction, net                  --       --        (45,263)    (2.4)           24,675      0.7
Other                              (235,260)    (8.8)      (165,086)    (8.7)         (150,827)    (4.1)
                                  ---------     ----      ---------     ----        ----------     ----
Actual tax expense and
  effective rate                  $ 562,651     21.1%     $ 346,714     18.4%      $ 1,030,426     27.8%
                                  =========     ====      =========     ====       ===========     ====

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1996, 1995 and 1994

NOTE G - INCOME TAXES (CONTINUED)

The significant components of the Bank's deferred tax assets and liabilities recorded on the balance sheet as of December 31 are as follows:


                                          1996                        1995
                               ------------------------     -------------------------
                                      Deferred Tax                Deferred Tax
                               ------------------------     -------------------------
                                 Assets     Liabilities       Assets       Liabilties
                               ---------     ----------     ----------     ----------
Provision for loan losses      $ 261,937     $       --     $  263,466     $       --
Depreciation                                    275,312                       177,967
Employee benefits                 79,854                       131,907
Unrealized gains                              4,830,386                     3,705,104
Merger adjustment to
  market value                                1,329,259                     1,428,274
Other                            172,581          1,231         60,079
                               ---------     ----------     ----------     ----------
                               $ 514,372     $6,436,188     $  455,452     $5,311,345
                               =========     ==========     ==========     ==========


NOTE H - EMPLOYEE RETIREMENT PLANS

Prior to the merger, Peoples Bank of PA and New Bethlehem Bank each maintained separate qualified non-contributory defined benefit pension plans which covered substantially all employees meeting minimum age and service requirements. The plans generally provide benefits based on years of credited service and final average earnings. The current funding policies of the plans are to contribute annually the maximum amount that can be deducted for Federal income tax purposes. These plans were merged effective January 1, 1996.

Additionally, Peoples Bank of PA and New Bethlehem Bank also maintained separate non-qualified deferred compensation plans. Participants of the plans were designated by the Board of Directors. These plans were terminated effective December 31, 1996. The termination and subsequent recovery of the terminated plans' assets are included in the Bank's results of operations for the year ended December 31, 1996.

Assets for the qualified pension plans and the New Bethlehem non-qualified deferred compensation plan were primarily U.S. Government obligations, corporate obligations and equity securities whose valuations are subject to fluctuations of the securities market. Changes in plan asset values attributable to differences between actual and expected returns on plan assets were deferred as unrecognized gains or losses and included in the determination of pension cost over time. The Peoples Bank of PA non-qualified deferred compensation plan was funded primarily through the purchase of life insurance contracts. As a result, no actuarial assumptions were used in determining the funded status and related expenses of the Peoples Bank of PA non-qualified deferred compensation plan.

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1996, 1995 and 1994


NOTE H - EMPLOYEE RETIREMENT PLANS (CONTINUED)

The following table sets forth the plan's (plans' for 1995) funded status and amounts recognized in the Bank's balance sheets at December 31 based upon valuation date of January 1 of each year:

                                                  1996               1995
                                              -----------        -----------
Accumulated benefit obligation                $ 1,388,553        $ 1,643,287
Projected benefit obligation for service
  rendered to date                             (1,388,553)        (2,626,102)
Plan assets at fair value                       1,005,092          1,216,499
                                              -----------        -----------

Projected benefit obligation less / (greater)
  than plan assets at December 31                (383,461)        (1,409,603)


Unrecognized net (gain) / loss from past
  experience different from that assumed
  and effects of changes in assumptions           446,989            435,847
Unrecognized net asset at transition
  being recognized over 26 years                   98,110            319,703
Prior service cost not yet recognized in net
  periodic pension adjustment                    (471,234)           466,410
Additional minimum pension liability              (73,865)          (239,145)
                                              -----------        -----------

    Accrued pension cost at year end          $  (383,461)       $  (426,788)
                                              ===========        ===========

Net pension cost for the year ended December 31 included the following components:


                                                1996             1995             1994
                                              --------         --------         --------

Service cost - benefits earned
  during the period                           $ 77,482         $136,560         $158,086
Interest cost on projected benefit
  obligation                                    83,503          154,830          144,579
Net amortization and deferral                   55,491          120,831          (21,182)
Less: Actual return on plan assets              99,694          122,129          (15,783)
                                              --------         --------         --------
  Net periodic pension cost                   $116,782         $290,092         $297,266
                                              ========         ========         ========

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1996, 1995 and 1994

NOTE H - EMPLOYEE RETIREMENT PLANS (CONTINUED)

The projected benefit obligation was determined using an assumed discount rate of 6.5% for 1996 and 1995 and an expected rate of increase in compensation of 5.0% for the same years. The assumed rate of return on the plan's investment earnings was 6.5% for 1996 and 1995.


NOTE I - SUPPLEMENTAL CASH FLOW INFORMATION

                                             Years Ended December 31,
                                   ---------------------------------------------
                                      1996             1995              1994
                                   ----------       ----------        ----------
SUPPLEMENTAL DISCLOSURES

  Cash payments for:
    Interest                      $ 6,403,061      $ 6,421,032       $ 5,487,489

    Income taxes                  $   611,505      $   258,965       $ 1,393,587

NON-CASH INVESTING AND FINANCING TRANSACTIONS

  Recorded unrealized gains
    on available-for-sale
    securities at December 31     $14,207,018      $10,897,364       $11,767,564

  Deferred income taxes on
    recorded unrealized gains
    on available-for-sale
    securities at December 31     $ 4,830,386      $ 3,705,104       $ 4,000,972

  Portion of net equity
    attributable to minority
    interest                      $        --      $        --       $ 2,773,679

  Loans transferred to
    foreclosed real estate
    during the year               $   176,376      $    14,700       $   158,599

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1996, 1995 and 1994

NOTE J - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

In the normal course of business, there are various outstanding commitments and certain contingent liabilities which are not reflected in the accompanying financial statements. These commitments and contingent liabilities represent financial instruments with off-balance sheet risk. The contract or notional amounts of those instruments were comprised of commitments to extend credit and stand-by letters of credit of $6,777,934 and $5,486,411 as of December 31, 1996 and 1995, respectively, and approximate fair value.

The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The same credit policies are used in making commitments and conditional obligations as for on-balance sheet instruments. The amount of collateral obtained, if deemed necessary, upon extension of credit is based on management's credit evaluation of the party. The terms are typically for a one year period, with an annual renewal option subject to prior approval by management.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments are comprised primarily of outstanding commercial and personal lines of credit.

The exposure to loss under these commitments is limited by subjecting them to credit approval and monitoring procedures. Substantially all of the commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of the loan funding. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for loan losses. Since many of the commitments are expected to expire without being drawn upon, the total contractual amounts do not necessarily represent future funding requirements.


NOTE K - DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosure about Fair Value of Financial Instruments, requires disclosure of estimated fair values of the Bank's financial instruments.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

           Cash and cash equivalents: The carrying amount is a reasonable estimate of fair value.

           Investment securities: The fair value of securities is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

           FHLB stock: The carrying value of the FHLB stock is a reasonable estimate of fair value due to restrictions on the securities.

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1996, 1995 and 1994

NOTE K - DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

           Loans receivable: For certain homogeneous categories of loans, fair value is estimated using the quoted market prices for securities backed by similar loans adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers for the same remaining maturities.

           Deposits: The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

The estimated fair value of the Bank's financial instruments as of December 31, 1996 are as follows:

                                                   Carrying
                                                    Amount        Fair Value
                                                 ------------   --------------

Financial Assets
  Cash and cash equivalents                      $ 16,269,707    $ 16,269,707

  Investment securities                          $ 50,989,344    $ 51,201,218

  Federal Home Loan Bank stock                   $    569,500    $    569,500

  Loans receivable                               $136,050,197    $136,111,631

  Financial Liabilities
    Deposits                                     $176,264,632    $175,714,661

The market values of classifications of investment securities, which are based upon quoted market prices are contained in Note C.


NOTE L - REGULATORY MATTERS

Dividends are paid by the Bank from its assets. However, the Bank is subject to legal limitations on the amount of dividends that can be paid to shareholders. The Pennsylvania Banking Code restricts the payment of dividends, generally to the extent of its retained earnings. The Bank pays dividends based on operating results for the period. Consideration for dividend declarations and payments include regulatory guidelines and limitations and the capital requirements of the Bank.

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1996, 1995 and 1994


NOTE L - REGULATORY MATTERS (CONTINUED)

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as set forth below, of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subjected.

As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation (FDIC) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital ratios as of December 31, 1996, the minimum ratios required for capital adequacy purposes, and the ratios required to be considered well capitalized under the prompt corrective action provisions are, as follows:

                                                    Minimum           Well
                                                    Capital        Capitalized
                                   Actual        Requirements      Requirements
                                 ----------      ------------      ------------

Risk-based capital ratio           14.21%             8%               10%
Leverage capital ratio              8.62%          3% to 4%             5%
Tier 1 risk-based capital ratio    13.23%             4%                6%


Included in the "Cash and due from banks" balance are required federal reserves of approximately $950,000 and $700,000 at December 31, 1996 and 1995, respectively for facilitating the implementation of monetary policy by the Federal Reserve System. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances.

In accordance with the Deposit Insurance Funds Act of 1996, the FDIC has reduced the insurance premiums on all deposits assessable under the Bank Insurance Fund due to the over-capitalized nature of the fund. The Bank's FDIC insurance expense for the year ended December 31, 1996 was $321,485 lower as a result of the legislation.

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1996, 1995 and 1994

NOTE M - CONCENTRATIONS, RISKS AND UNCERTAINTIES

The Bank primarily grants loans to customers in Armstrong, Clarion and Indiana counties and maintains a diversified loan portfolio. The ability of its debtors to honor their contracts is not substantially dependent on any particular economic business sector.

The Bank has certain risks associated with deposit concentrations. The Bank had 151 customers with accounts greater than $100,000 representing $23.6 million of deposits as of December 31, 1996 (13.4% of deposits as of December 31, 1996) and approximately $19.2 million with 122 customers as of December 31, 1995 (12.2% of total deposits as of December 31, 1995).

A substantial portion of the Bank's investments in municipal securities are obligations of state or political subdivisions located within Pennsylvania.

At December 31, 1996, a significant portion of the Bank's "Cash and due from banks" and "Federal funds sold" is maintained with one large financial institution.

The Bank is involved in various legal actions from normal business activities. Management believes that the liability, if any, arising from such actions will not have a material adverse effect on the Bank's financial position.


NOTE N - RECENT ACCOUNTING PRONOUNCEMENTS

In August 1995, the FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which is effective for transactions occurring after December 31, 1996. SFAS No. 125 addresses the proper accounting treatment of the sale of financial assets and treatment of subsequent servicing of said financial assets. It also addresses the de-recognition of liabilities on release of obligation.

Management is currently evaluating the financial statement impact of this statement.


NOTE O - RELATED PARTIES

At December 31, 1996 and 1995, certain officers and directors of the Bank and companies in which they have beneficial ownership, were indebted to the Bank in the aggregate amount of $681,067 and $702,193, respectively. During 1996, new loans to such related parties were $55,000 and repayments were $76,126.

Deposits with the Bank by related parties and shareholders' greater than 5% were approximately $5,131,500 as of December 31, 1996.

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1996, 1995 and 1994

NOTE P - PARENT COMPANY FINANCIAL INFORMATION

The condensed financial information for Peoples Financial Corp., Inc., as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994 is as follows:

BALANCED SHEETS

                                                         December 31,
                                                -----------------------------
                                                     1996            1995
                                                -------------   -------------

ASSETS
  Cash in bank                                   $   149,868     $   142,409
  Investment in subsidiary                        26,705,824      23,225,939
  Other assets                                        12,459           5,726
                                                 -----------     -----------
  Total Assets                                   $26,868,151     $23,374,074
                                                 ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

  Liabilities                                    $        --     $        --

  Stockholders' Equity                            26,868,151      23,374,074
                                                 -----------     -----------
  Total Liabilities and
    Stockholders' Equity                         $26,868,151     $23,374,074
                                                 ===========     ===========

STATEMENTS OF INCOME

                                             Years Ended December 31,
                                ----------------------------------------------
                                   1996              1995             1994
                                -----------     --------------   -------------

Income
  Dividends from subsidiary     $  822,050        $  780,793       $8,220,660
  Other                              7,539             7,655               --

Expenses
  Professional fees                     --            (4,105)        (218,607)
  Miscellaneous                     (5,806)           (2,952)            (241)
                                ----------        ----------       ----------

Income Before Income Taxes and
  Equity in (Distributed) /
  Undistributed Earnings of
  Subsidiary                      823,783            781,391        8,001,812

Equity in (Distributed) /
  Undistributed Earnings of
  Subsidiary                     1,286,356           596,727       (6,129,526)
                                ----------        ----------       ----------
Net Income                      $2,110,139        $1,378,118       $1,872,286
                                ==========        ==========       ==========

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1996, 1995 and 1994


NOTE P - PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

STATEMENTS OF CASH FLOWS


                                                          Years Ended December 31,
                                                     ------------------------------------
                                                        1996         1995         1994
                                                     ----------  -----------   ----------

 CASH FLOWS FROM OPERATING ACTIVITIES

Net income                                           $2,110,139   $1,378,118   $1,872,286
Adjustments to reconcile net income to
  net cash provided by operating activities:
    Increase / (decrease) in cash due to
      changes in assets and liabilities
        Equity in distributed / (undistributed)
          earnings of subsidiary                     (1,286,356)    (596,727)  $6,129,526
        Other assets                                     (6,733)        (503)      (2,612)
        Loan payable                                         --      (66,266)          --
                                                     ----------   ----------   ----------

Net Cash From
  Operating Activities                                  817,050      714,622    7,999,200


CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from issuance of common stock                       --       40,441       81,110
Dividends paid                                         (809,591)    (620,763)    (149,760)
Purchase of treasury stock                                   --           --   (8,581,100)
Contribution of capital                                      --           --      (10,044)
                                                     ----------   ----------   ----------

Net Cash Used By
  Financing Activities                                 (809,591)    (580,322)  (8,659,794)
                                                     ----------   ----------   ----------

Net Change in Cash and
  Cash Equivalents                                        7,459      134,300     (660,594)

Cash and Cash Equivalents
  at Beginning of Year                                  142,409        8,109      668,703
                                                     ----------   ----------   ----------

Cash and Cash Equivalents
  at End of Year                                     $  149,868   $  142,409   $    8,109
                                                     ==========   ==========   ==========