Form 10KSB40, Exhibit 13
period 1997-12-31
PEOPLES FINANCIAL CORP INC /PA/
filed 1998-03-30
CIK 936948

PEOPLES FINANCIAL CORP., INC.
                                 AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1997, 1996 and 1995

CONSOLIDATED FINANCIAL STATEMENTS

PEOPLES FINANCIAL CORP., INC. AND SUBSIDIARY

December 31, 1997, 1996 and 1995







CONTENTS                                                                PAGE

Independent Auditors' Report..............................................1

Consolidated Balance Sheets...............................................2

Consolidated Statements of Income.........................................3

Consolidated Statements of Changes in Stockholders' Equity................5

Consolidated Statements of Cash Flows.....................................7

Notes to Consolidated Financial Statements................................9

                          INDEPENDENT AUDITORS' REPORT


                      [Letterhead of Edwards Leap & Sauer]




To the Board of Directors
Peoples Financial Corp., Inc.
New Bethlehem, Pennsylvania



We have audited the accompanying consolidated balance sheets of Peoples Financial Corp., Inc. (the Company) and subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Financial Corp., Inc. and subsidiary as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



/s/ Edwards Leap & Sauer
--------------------------------
Pittsburgh, Pennsylvania
February 13, 1998

CONSOLIDATED BALANCE SHEETS

PEOPLES FINANCIAL CORP., INC. AND SUBSIDIARY

                                                                     December 31,
                                                            ------------------------------
                                                                1997              1996
                                                            ------------      ------------
ASSETS

   Cash and due from banks                                  $  7,003,534      $  8,944,707
   Federal funds sold                                          4,075,000         7,325,000
   Available-for-sale securities                              38,069,171        25,315,225
   Held-to-maturity securities (market value of
      $32,862,436 and $25,885,993 at
      December 31, 1997 and 1996, respectively)               32,378,224        25,674,119
   Federal Home Loan Bank stock, at cost                         740,200           569,500
   Loans receivable, net                                     152,395,769       136,050,197
   Premises and equipment, net                                 3,459,173         3,748,922
   Other assets                                                2,149,627         3,184,521
                                                            ------------      ------------
   Total Assets                                             $240,270,698      $210,812,191
                                                            ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY

   Liabilities
      Deposits
        Non-interest bearing                                $ 23,343,039      $ 20,860,522
        Interest bearing                                     167,229,668       155,404,110
                                                            ------------      ------------

        Total deposits                                       190,572,707       176,264,632

      Deferred taxes                                          10,503,460         5,926,532
      Accrued interest and other liabilities                   1,781,581         1,752,876
                                                            ------------      ------------
      Total liabilities                                      202,857,748       183,944,040

   Stockholders' Equity
      Common stock, par value $0.30, 5,000,000 shares
        authorized, 882,168 and 879,990 shares issued
        and outstanding at December 31, 1997 and 1996,
        respectively                                             264,650           263,997
      Surplus                                                  3,932,656         3,850,000
      Retained earnings                                       15,298,374        13,377,522
      Net unrealized holding gains on
        available-for-sale securities                         17,917,270         9,376,632
                                                            ------------      ------------
      Total stockholders' equity                              37,412,950        26,868,151
                                                            ------------      ------------
   Total Liabilities and Stockholders' Equity               $240,270,698      $210,812,191
                                                            ============      ============

CONSOLIDATED STATEMENTS OF INCOME

PEOPLES FINANCIAL CORP., INC. AND SUBSIDIARY

                                                  Years Ended December 31,
                                      ------------------------------------------------
                                          1997              1996              1995
                                      ------------      ------------      ------------
Interest Income
   Loans                              $ 12,323,037      $ 10,890,677      $  9,943,821
   Investment securities                 2,829,841         2,734,704         2,848,176
   Interest bearing deposits                 1,648             3,469             1,912
   Federal funds sold                      416,973           303,927           374,251
                                      ------------      ------------      ------------

   Total interest income                15,571,499        13,932,777        13,168,160

Interest Expense
   Deposits                              7,489,044         6,475,388         6,299,006
                                      ------------      ------------      ------------

Net Interest Income                      8,082,455         7,457,389         6,869,154

Provision for Loan Losses                   80,000            75,000            60,000
                                      ------------      ------------      ------------

Net Interest Income after
   Provision for Loan Losses             8,002,455         7,382,389         6,809,154

Other Income
   Service fees                            614,572           672,176           661,204
   Insurance proceeds                      205,830           358,694                --
   Net investment security gains         1,065,063         1,053,326         1,252,974
   Other                                    49,698            36,467                --
                                      ------------      ------------      ------------

   Total other income                    1,935,163         2,120,663         1,914,178

                                                  Years Ended December 31,
                                      ------------------------------------------------
                                          1997              1996              1995
                                      ------------      ------------      ------------
Other Expenses
   Salaries                           $  2,077,039      $  2,178,002      $  2,108,730
   Pension and other employee
      benefits                             639,535           805,041           846,253
   Occupancy expense                     1,000,044         1,089,451           947,920
   Legal and professional fees             215,619           234,434           251,345
   Regulatory fees and deposit
      insurance                             54,278            35,139           351,322
   Data processing                         245,814           226,005           292,730
   Separation expenses                          --           544,322                --
   Other                                 1,701,971         1,717,868         2,036,701
                                      ------------      ------------      ------------

   Total other expenses                  5,934,300         6,830,262         6,835,001
                                      ------------      ------------      ------------

Income Before Income Taxes
   and Minority Interest                 4,003,318         2,672,790         1,888,331

Provision for Income Taxes               1,006,880           562,651           346,714
                                      ------------      ------------      ------------

Income Before Minority
   Interest                              2,996,438         2,110,139         1,541,617

Minority Interest                               --                --          (163,499)
                                      ------------      ------------      ------------

Net Income                            $  2,996,438      $  2,110,139      $  1,378,118
                                      ============      ============      ============

Net Income per Share of
   Common Stock                       $       3.40      $       2.40      $       1.76
                                      ============      ============      ============

                  The accompanying notes are an integral part
                   of these consolidated financial statements

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

PEOPLES FINANCIAL CORP., INC. AND SUBSIDIARY

Years Ended December 31, 1997, 1996 and 1995


                                                                                 Net Unrealized
                                 Capital                            Retained      Holding Gains      Treasury
                                  Stock            Surplus          Earnings         (Losses)          Stock
                               -----------       -----------      -----------    ---------------    -----------
Balance at
December 31, 1994              $   250,758       $ 3,708,952      $10,800,978      $ 4,992,913      $(8,581,100)

   Sale of 1,685 shares
      of common stock                  506            39,935
   Net income                                                       1,378,118
   Cash dividends                                                    (620,763)
   Changes in net
      unrealized holding
      gains (losses) on
      available-for-sale
      securities                                                                     2,199,348
   Change in minimum
      pension liability                                                27,227
   Merger activity
      Exchange of PFC
        stock due to
        merger                      12,733           101,113
      Acquisition of
        subsidiary
        minority interest                                           9,063,356
      Re-authorization
        of treasury stock                                          (8,581,100)                        8,581,100
                               -----------       -----------      -----------      -----------      -----------
Balance at
December 31, 1995                  263,997         3,850,000       12,067,816        7,192,261               --

                                                                                 Net Unrealized
                                 Capital                            Retained      Holding Gains      Treasury
                                  Stock            Surplus          Earnings         (Losses)          Stock
                               -----------       -----------      -----------    ---------------    -----------
   Net income                                                       2,110,139
   Cash dividends                                                    (809,591)
   Changes in net
      unrealized holding
      gains (losses) on
      available-for-sale
      securities                                                                     2,184,371
   Change in minimum
      pension liability                                                 9,158
                               -----------       -----------      -----------      -----------      -----------

Balance at
December 31, 1996              $   263,997       $ 3,850,000      $13,377,522      $ 9,376,632      $        --

   Sale of 2,178 shares
      of common stock          $       653       $    82,656      $                $                $
   Net income                                                       2,996,438
   Dividends                                                         (995,261)
   Changes in net
      unrealized holding
      gains (losses) on
      available-for-sale
      securities                                                                     8,540,638
   Change in minimum
      pension liability                                               (80,325)
                               -----------       -----------      -----------      -----------      -----------

Balance at
December 31, 1997              $   264,650       $ 3,932,656      $15,298,374      $17,917,270      $        --
                               ===========       ===========      ===========      ===========      ===========

                  The accompanying notes are an integral part
                   of these consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

PEOPLES FINANCIAL CORP., INC. AND SUBSIDIARY



                                                  Years Ended December 31,
                                     --------------------------------------------------
                                         1997               1996               1995
                                     ------------       ------------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                           $  2,996,438       $  2,110,139       $  1,378,118
Adjustments to reconcile
 net cash from operating
 activities:
  Depreciation and
    merger amortization                   584,356            584,626            564,053
  Net amortization/
    accretion of premiums
    and discounts                         (17,366)            17,383              3,852
  Net investment security
    gains                              (1,065,063)        (1,053,326)        (1,252,974)
  Provision for loan losses                80,000             75,000             60,000
  Net loss on disposal of
    fixed assets                           30,349             52,963            148,282
  Reinvestment of stock
    dividends                             (74,811)           (85,384)           (80,740)
  Minority interest                            --                 --            163,499
   Increase (decrease) in
     cash due to changes in
     assets and liabilities:
       Other assets                       949,711           (642,346)          (563,416)
        Accrued interest and
          other liabilities               199,434            159,594            764,936
                                     ------------       ------------       ------------
Net Cash From
 Operating Activities                $  3,683,048       $  1,218,649       $  1,185,610

                                                  Years Ended December 31,
                                     --------------------------------------------------
                                         1997               1996               1995
                                     ------------       ------------       ------------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of
 available-for-sale securities       $  1,370,112       $  1,926,307       $  2,046,274
Proceeds from maturities of
 held-to-maturity securities            8,800,000          9,250,000          7,060,882
Purchase of held-to-maturity
 securities                           (15,446,563)        (2,189,655)        (5,576,865)
Purchase of available-for-sale
 securities                               (84,000)          (230,293)           (50,400)
Net sales (purchases) of
 FHLB stock                              (170,700)            32,000            (14,800)
Net loans made to customers           (16,469,278)       (22,594,327)        (2,002,474)
Purchases of premises
 and equipment                           (284,949)          (743,741)          (496,101)
                                     ------------       ------------       ------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net Cash From (Used By)
 Investing Activities                 (22,285,378)       (14,549,709)           966,516


Net increase in deposits               14,323,109         19,184,441          3,103,988

Proceeds from issuance of
 common stock                              83,309                 --             40,441

Dividends paid                           (995,261)          (809,591)          (693,283)

Net proceeds (repayments)
 from FHLB advances                            --                 --         (2,175,000)
                                     ------------       ------------       ------------

Net Cash From
 Financing Activities                  13,411,157         18,374,850            276,146
                                     ------------       ------------       ------------

Net Change in Cash and
 Cash Equivalents                      (5,191,173)         5,043,790          2,428,272

Cash and Cash Equivalents
 at Beginning of Year                  16,269,707         11,225,917          8,797,645
                                     ------------       ------------       ------------

Cash and Cash Equivalents
 at End of Year                      $ 11,078,534       $ 16,269,707       $ 11,225,917
                                     ============       ============       ============

                   The accompanying notes are an integral part of these consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1997, 1996 and 1995


NOTE A - SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations: Peoples Financial Corp., Inc. (the Company) is a bank holding company for its wholly owned subsidiary, PFC Bank (the Bank). The Bank is a full-service commercial banking institution. It provides a variety of financial services to individuals and corporate customers in Armstrong, Clarion and Indiana counties through its five branches and main office located in New Bethlehem, Pennsylvania. The Bank's primary deposit products are non-interest and interest-bearing checking accounts, savings accounts and certificates of deposit. Its primary lending products are single-family and multi-family residential loans. PFC Bank has a wholly owned subsidiary, PFC Service Corporation. PFC Service Corporation is a Delaware holding company for the Bank's equity investments.

Principles of Consolidation: The consolidated financial statements include the accounts of Peoples Financial Corp., Inc., its wholly-owned subsidiary, PFC Bank, and PFC Service Corporation, a wholly owned subsidiary of the Bank. All significant intercompany accounts have been eliminated in the consolidation. Peoples Financial Corp., Inc. transacts no other material business.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. Management obtains independent appraisals for significant properties in determining the allowances for loan losses and the valuation of foreclosed real estate.

Investment Securities: The Bank classifies its investment securities as held to maturity, trading or available for sale. Securities which management has positive intent and ability to hold until maturity are classified as held to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premium and accretion of discount computed on a level yield basis. Securities that are bought and held principally to sell them in the near term are classified as trading securities. All other securities are classified as available-for-sale securities. Unrealized holding gains and losses for trading securities are included in earnings. Unrealized holding gains and losses for available-for-sale securities are excluded from earnings and reported net of income taxes as a separate component of stockholders' equity until realized. At this time, management does not intend to establish a trading securities classification.

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

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1997, 1996 and 1995


NOTE A - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loans Receivable and Allowance for Loan Losses (continued): The allowance for loan losses is maintained at a level that, in management's judgment, is adequate to absorb potential losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans generally are determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Loans are placed on non-accrual status when they are 90 days past due, unless they are adequately collateralized and in the process of collection.

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

Employee Retirement Plan: The plan is funded in accordance with the Employee Retirement Income Security Act of 1974. Liabilities are recognized based on the actuarially calculated benefits accrued through the date of the calculation.

Income Taxes: The Company accounts for income taxes using an asset and liability approach to financial accounting and reporting. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. When necessary, valuation allowances are established to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. The Company files consolidated Federal income tax returns with its subsidiary.

Earnings per Share: Earnings per share are calculated using the weighted-average number of shares outstanding. The weighted average shares outstanding were 880,563, 879,990 and 785,057 for the years ended December 31, 1997, 1996 and
1995, respectively.

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1997, 1996 and 1995


NOTE A - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash Equivalents: For purposes of the Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. This includes the balance sheet captions of "Cash and due from banks" and "Federal funds sold".

Reclassifications: Certain previously reported items have been reclassified to conform to the current year's classifications. The reclassifications have no effect on total assets, total liabilities and stockholders' equity, or net income.

NOTE B - MERGER

Effective April 1, 1995, Peoples Bank of PA, the wholly owned subsidiary of Peoples Financial Corp., Inc., completed a merger under which it acquired all of the remaining outstanding stock of New Bethlehem Bank, a subsidiary of which, until merger, Peoples Bank of PA owned 53.05%. New Bethlehem Bank was and, now as a division of PFC Bank, is a full-service commercial banking institution with offices in New Bethlehem and Clarion, Clarion County, Pennsylvania. As part of the merger, Peoples Bank of PA changed its corporate name to PFC Bank and designated two divisions, the Peoples Bank of PA Division and the New Bethlehem Bank Division.

The transaction was accounted for as an acquisition of a minority interest under the purchase method of accounting. It resulted in a tax free exchange of stock under which each outstanding share held by New Bethlehem Bank shareholders, exclusive of shares held by those exercising dissenters' rights, was exchanged for 183.15 shares of Peoples Financial Corp., Inc. No cash was exchanged in the transaction with the exception of the purchase of fractional shares. Under the purchase method, the portion of the assets and liabilities of New Bethlehem Bank relating to the minority interest being acquired was re-valued to fair market value on the date of the merger. Substantially all of the assets and liabilities of New Bethlehem Bank were carried at amounts approximating fair value as a result of the adoption of recent accounting pronouncements (see Notes A and C regarding investment securities). Consequently, there was very little change in the valuation because of the merger except for the costs of acquisition of approximately $220,000, which consisted primarily of expenses relating thereto. These expenses were allocated primarily to goodwill (approximately $170,000) and the balance was allocated to other assets and liabilities. The goodwill is being amortized on the straight-line basis over 15 years. Had the acquisition occurred on January 1, 1995, the 1995 net income and earnings per share on a pro-forma basis would have been $1,541,617 and $1.85 per share, respectively (unaudited).

In order to complete the merger, Peoples Financial Corp., Inc. returned its December 31, 1994 balance of treasury stock shares to authorized but un-issued status.

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1997, 1996 and 1995


NOTE C - INVESTMENT SECURITIES

Available-for-sale securities consist of the following:

                                               December 31, 1997
                          --------------------------------------------------------------
                                              Gross           Gross
                           Amortized       Unrealized       Unrealized         Market
                             Cost             Gains           Losses           Value
                          -----------      -----------      -----------      -----------
Equity securities         $10,921,793      $27,147,378      $        --      $38,069,171

                                               December 31, 1996
                          --------------------------------------------------------------
                                              Gross           Gross
                           Amortized       Unrealized       Unrealized         Market
                             Cost             Gains           Losses           Value
                          -----------      -----------      -----------      -----------
Equity securities         $11,108,207      $14,207,018      $        --      $25,315,225


Held-to-maturity securities consist of the following:

                                               December 31, 1997
                          --------------------------------------------------------------
                                              Gross           Gross
                           Amortized       Unrealized       Unrealized         Market
                             Cost             Gains           Losses           Value
                          -----------      -----------      -----------      -----------
U.S. Treasury
  securities              $27,396,668      $   472,555      $     7,293      $27,861,930
Obligations of U.S.
  government
  agencies                  1,097,184            7,892              826        1,104,250
Obligations of state
  and political sub-
  divisions                 1,889,897            6,778           11,669        1,885,006
Corporate notes             1,994,475           16,775               --        2,011,250
                          -----------      -----------      -----------      -----------

                          $32,378,224      $   504,000      $    19,788      $32,862,436
                          ===========      ===========      ===========      ===========

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1997, 1996 and 1995


NOTE C - INVESTMENT SECURITIES (CONTINUED)


                                               December 31, 1996
                          --------------------------------------------------------------
                                              Gross           Gross
                           Amortized       Unrealized       Unrealized         Market
                             Cost             Gains           Losses           Value
                          -----------      -----------      -----------      -----------
U.S. Treasury
  securities              $19,506,510      $   176,802      $    81,402      $19,601,910
Obligations of U.S.
  government
  agencies                    648,206               --            2,004          646,202
Obligations of state
  and political sub-
  divisions                 2,871,540            4,648           29,619        2,846,569
Corporate notes             2,647,863          143,449               --        2,791,312
                          -----------      -----------      -----------      -----------

                          $25,674,119      $   324,899      $   113,025      $25,885,993
                          ===========      ===========      ===========      ===========


Gross realized gains on sales of available-for-sale securities were $1,173,428, $1,309,787 and $1,510,860 in 1997, 1996 and 1995, respectively. The gains are reduced by previously recognized appreciation recorded through the merger of $148,541, $291,410 and $263,386 in 1997, 1996 and 1995, respectively. Additional net gains of $40,176, $34,949 and $5,500 in 1997, 1996 and 1995, respectively, were recognized for write-downs and held-to-maturity securities resulting from the merger.

The amortized cost and estimated market value of available-for-sale and held-to-maturity securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers have the right to call or prepay obligations.



                                             Amortized Cost      Market Value
                                             --------------      ------------
Available-for-sale Securities                 $ 10,921,793       $ 38,069,171
                                              ============       ============

Held-to-maturity Securities
  Due in one year or less                     $ 10,022,210       $ 10,015,202
  Due after one year through five years         20,222,108         20,540,414
  Due after five years through ten years         2,219,238          2,306,820
                                              ------------       ------------

                                                32,463,556         32,862,436
  Step-down due to merger                          (85,332)                --
                                              ------------       ------------

                                              $ 32,378,224       $ 32,862,436
                                              ============       ============

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1997, 1996 and 1995


NOTE C - INVESTMENT SECURITIES (CONTINUED)



As a member of the Federal Home Loan Bank of Pittsburgh (FHLB), the Bank is required to maintain a minimum amount of FHLB stock. The minimum amount is calculated based on the level of the Bank's assets, residential real estate loans, and FHLB advances. At December 31, 1997 and 1996, the Bank held $740,200 and $569,500, respectively, of FHLB stock.

NOTE D - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

The primary classifications of loans as of December 31 are as follows:


                                              1997              1996
                                          ------------      ------------
Real estate                               $106,617,350      $ 92,815,579
Installment                                 25,122,377        25,708,254
Commercial                                  18,377,724        12,206,855
PHEAA and other                              3,537,526         6,591,677
                                          ------------      ------------

                                           153,654,977       137,322,365

Less:  Unearned discounts                       10,329            18,358
       Allowance for loan losses             1,248,879         1,253,810
                                          ------------      ------------

                                          $152,395,769      $136,050,197
                                          ============      ============


NOTE D - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

The primary classifications of loans as of December 31 are as follows:


                                              1997              1996
                                          ------------      ------------
Real estate                               $106,617,350      $ 92,815,579
Installment                                 25,122,377        25,708,254
Commercial                                  18,377,724        12,206,855
PHEAA and other                              3,537,526         6,591,677
                                          ------------      ------------

                                           153,654,977       137,322,365

Less:  Unearned discounts                       10,329            18,358
           Allowance for loan losses         1,248,879         1,253,810
                                          ------------      ------------

                                          $152,395,769      $136,050,197
                                          ============      ============



Loans on which the accrual of interest had been discontinued were approximately $217,250 and $332,450 at December 31, 1997 and 1996, respectively. The gross amount of interest which would have been recorded if such loans had been accruing interest at their original terms was approximately $26,150 and $27,500 for 1997 and 1996, respectively.

Changes in the allowance for loan losses for the years ended December 31 were as follows:

                                       1997              1996               1995
                                     -----------       -----------       -----------
Balance, beginning of year           $ 1,253,810       $ 1,243,619       $ 1,383,059
Provision charged to operations           80,000            75,000            60,000
Loans charged-off                       (105,016)         (107,354)         (223,438)
Recoveries                                20,085            42,545            23,998
                                     -----------       -----------       -----------

Balance, end of year                 $ 1,248,879       $ 1,253,810       $ 1,243,619
                                     ===========       ===========       ===========

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1997, 1996 and 1995

NOTE E - PREMISES AND EQUIPMENT

Premises and equipment, which are stated at cost, as of December 31 are as follows:

                                        1997            1996
                                     ----------      ----------
Land                                 $  334,554      $  315,454
Buildings and improvements            3,283,694       3,113,053
Furniture and equipment               4,274,178       4,287,234
                                     ----------      ----------

                                      7,892,426       7,715,741

Less:  Accumulated depreciation       4,433,253       3,966,819
                                     ----------      ----------

                                     $3,459,173      $3,748,922
                                     ==========      ==========

Depreciation expense was $544,349, $515,125 and $564,053 for the years ended December 31, 1997, 1996 and 1995, respectively.

NOTE F - PLEDGED ASSETS

At December 31, 1997 and 1996, assets carried at approximately $28,515,000 and $19,710,000, respectively, were pledged to qualify for fiduciary powers, to secure public monies as required by law, and for other purposes.


NOTE G - DEPOSITS

The maturities of time deposit over the next five years and thereafter as of December 31, 1997 are, as follows:

                           Amount           Percent
                         -----------       ---------

Within one year          $63,863,768          70.5%
One to two years          12,332,971          13.6
Two to three years         7,652,324           8.4
Three to four years        2,143,368           2.4
Four to five years         3,164,293           3.5
Over five years            1,465,416           1.6
                         -----------         -----

                         $90,622,140         100.0%
                         ===========         =====

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1997, 1996 and 1995

NOTE H - INCOME TAXES

The provision for income taxes for the years ended December 31, consists of:


                          1997            1996            1995
                       ----------      ----------      ----------

Currently payable      $  963,936        $522,995       $ 453,411
Deferred taxes             42,944          39,656        (106,697)
                       ----------      ----------      ----------

                       $1,006,880        $562,651       $ 346,714
                       ==========      ==========      ==========





The significant components of temporary differences as of December 31 are as follows:


                                 1997             1996           1995
                               ---------       ---------       ---------

Provision for loan losses      $   1,677       $   1,528       $  28,263
Depreciation                       3,488          97,345          (8,844)
Employee benefits                (22,299)         52,053         (36,197)
Other                             60,078        (111,270)        (89,919)
                               ---------       ---------       ---------

  Total                        $  42,944       $  39,656       $(106,697)
                               =========       =========       =========


A reconciliation of income taxes at the federal statutory tax rate to the effective tax rate applicable to income before income taxes for the years ended December 31 is as follows:




                                          1997                          1996                            1995
                                 ------------------------     --------------------------     -------------------------
                                                    % of                          % of                        % of
                                                   Pre-tax                       Pre-tax                     Pre-tax
                                    Amount         Income        Amount          Income        Amount         Income
                                 -----------       ------      -----------       -------     -----------    ----------
Provision at statutory rate      $ 1,361,128         34.0 %    $   908,748         34.0 %      $ 642,033         34.0%
Effect of tax-exempt income         (100,923)        (2.5)        (110,837)        (4.1)         (84,970)        (4.5)
Bad debt deduction, net                   --           --               --           --          (45,263)        (2.4)
Other                               (253,325)        (6.3)        (235,260)        (8.8)        (165,086)        (8.7)
                                 -----------       ------      -----------       -------     -----------         ----

Actual tax expense and
  effective rate                 $ 1,006,880         25.2 %    $   562,651         21.1 %      $ 346,714         18.4%
                                 ===========       ======      ===========       =======     ===========         ====

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1997, 1996 and 1995

NOTE H - INCOME TAXES (CONTINUED)

The significant components of the Bank's deferred tax assets and liabilities recorded on the balance sheet as of December 31 are as follows:

                                      1997                               1996
                          ----------------------------      ----------------------------
                                  Deferred Tax                       Deferred Tax
                          ----------------------------      ----------------------------
                            Assets         Liabilities         Assets        Liabilities
                          -----------      -----------      -----------      -----------
Provision for loan
  losses                  $   260,291      $        --      $   261,937      $        --
Depreciation                                   278,801                           275,312
Employee benefits             102,163                            79,854
Unrealized gains                             9,230,109                         4,830,386
Merger adjustment to
  market value                               1,273,351                         1,329,259
Additional minimum
  pension liability            41,378
Other                         118,811           12,296          167,864            1,231
                          -----------      -----------      -----------      -----------

                          $   522,643      $10,794,557      $   509,655      $ 6,436,188
                          ===========      ===========      ===========      ===========


NOTE I - EMPLOYEE RETIREMENT PLANS

Prior to the merger, Peoples Bank of PA and New Bethlehem Bank each maintained separate qualified non-contributory defined benefit pension plans which covered substantially all employees meeting minimum age and service requirements. The plans generally provide benefits based on years of credited service and final average earnings. These plans were merged effective January 1, 1996. The current funding policies of the plans are to contribute annually the maximum amount that can be deducted for Federal income tax purposes.

Peoples Bank of PA and New Bethlehem Bank also maintained separate non-qualified deferred compensation plans. The Board of Directors designated participants of the plans. These plans were terminated effective December 31, 1996. The termination and subsequent recovery of the terminated plans' assets are included in the Bank's results of operations for the year ended December 31, 1996.

Assets for the qualified pension plans and the New Bethlehem non-qualified deferred compensation plan were primarily U.S. Government obligations, corporate obligations and equity securities whose valuations are subject to fluctuations of the securities market. Changes in plan asset values attributable to differences between actual and expected returns on plan assets were deferred as unrecognized gains or losses and included in the determination of pension cost over time. The Peoples Bank of PA non-qualified deferred compensation plan was funded primarily through the purchase of life insurance contracts. Consequently, no actuarial assumptions were used in determining the funded status and related expenses of the Peoples Bank of PA non-qualified deferred compensation plan.

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1997, 1996 and 1995

NOTE I - EMPLOYEE RETIREMENT PLANS (CONTINUED)


The following table sets forth the plan's funded status and amounts recognized in the Bank's balance sheets at December 31 based upon valuation date of January 1 of each year:

                                                      1997            1996
                                                   -----------     -----------

Accumulated benefit obligation                     $ 1,669,031     $ 1,388,553
                                                   ===========     ===========

Projected benefit obligation for service
  rendered to date                                 $(1,710,378)    $(1,388,553)
Plan assets at fair value                            1,285,379        ,005,092
                                                   -----------     -----------

Projected benefit obligation less/(greater)
  than plan assets at December 31                     (424,999)       (383,461)

Unrecognized net (gain)/loss from past
  experience different from that assumed
  and effects of changes in assumptions                535,926         446,989
Unrecognized net asset at transition
  being recognized over 26 years                        92,722          98,110
Prior service cost not yet recognized in net
  periodic pension adjustment                         (465,569)       (471,234)
Additional minimum pension liability                  (121,732)        (73,865)
                                                   -----------     -----------

    Accrued pension cost at year end               $  (383,652)    $  (383,461)
                                                   ===========     ===========


Net pension costs for the year ended December 31 included the following components:




                                          1997          1996         1995
                                        --------      --------      --------
Service cost - benefits earned
  during the period                     $ 68,009      $ 77,482      $136,560
Interest cost on projected benefit
  obligation                              89,596        83,503       154,830
Net amortization and deferral            114,976        55,491       120,831
Less: Actual return on plan assets       175,841        99,694       122,129
                                        --------      --------      --------

  Net periodic pension cost             $ 96,740      $116,782      $290,092
                                        ========      ========      ========

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1997, 1996 and 1995

NOTE I - EMPLOYEE RETIREMENT PLANS (CONTINUED)


The projected benefit obligation was determined using an assumed discount rate of 7.0% for 1997 and 6.5% for 1996 and an expected rate of increase in compensation of 4.0% and 5.0%, respectively, for the same periods. The assumed rate of return on the plan's investment earnings was 7.0% for 1997 and 6.5% for 1996.


NOTE J - SUPPLEMENTAL CASH FLOW INFORMATION

                                                 Years Ended December 31,
                                      ---------------------------------------------
                                          1997             1996             1995
                                      -----------      -----------      -----------
SUPPLEMENTAL DISCLOSURES

   Cash payments for:
      Interest                        $ 7,141,409      $ 6,403,061      $ 6,421,032

      Income taxes                    $   946,040      $   611,505      $   258,965

NON-CASH INVESTING AND FINANCING
TRANSACTIONS

   Recorded unrealized gains
      on available-for-sale
      securities at December 31       $27,147,378      $14,207,018      $10,897,364

   Deferred income taxes on
      recorded unrealized gains
      on available-for-sale
      securities at December 31       $ 9,230,109      $ 4,830,386      $ 3,705,104

   Loans transferred to
      foreclosed real estate
      during the year                 $   343,479      $   176,376      $    14,700


NOTE K - FINANICAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

There are various outstanding commitments and contingent liabilities arising in the normal course of business that are not reflected in the accompanying financial statements. These commitments and contingent liabilities represent financial instruments with off-balance sheet risk. The contract or notional amounts of those instruments were comprised of commitments to extend credit and stand-by letters of credit of $7,316,524 and $7,422,924 as of December 31, 1997 and 1996, respectively, and approximate fair value.

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1997, 1996 and 1995

NOTE K - FINANICAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)

The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The same credit policies are used in making commitments and conditional obligations as for on-balance sheet instruments. The amount of collateral obtained, if deemed necessary, upon extension of credit is based on management's credit evaluation of the party. The terms are typically for a one-year period, with an annual renewal option subject to prior approval by management.

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


NOTE L - DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS


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

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1997, 1996 and 1995

NOTE L - DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The estimated fair value of the Bank's financial instruments as of December 31, 1997 are as follows:


                                        Carrying
                                         Amount           Fair Value
                                       -----------        -----------
Financial Assets
 Cash and cash equivalents            $ 11,078,534       $ 11,078,534

 Investment securities                $ 70,447,395       $ 70,931,607

 Federal Home Loan Bank stock         $    740,200       $    740,200

 Loans receivable                     $152,395,769       $152,364,000

Financial Liabilities
 Deposits                             $190,572,707       $190,379,000


The market values of classifications of investment securities, which are based upon quoted market prices are contained in Note C.


NOTE M - REGULATORY MATTERS


The Bank pays dividends from its assets. However, the Bank is subject to legal limitations on the amount of dividends that can be paid to the Company. The Pennsylvania Banking Code restricts the payment of dividends, generally to the extent of its retained earnings. The Bank pays dividends based on operating results for the period. Consideration for dividend declarations and payments include regulatory guidelines and limitations and the capital requirements of the Bank.

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

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1997, 1996 and 1995

NOTE M - REGULATORY MATTERS (CONTINUED)


Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as set forth below, of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1997 and 1996, that the Bank meets all capital adequacy requirements to which it is subjected.

As of December 31, 1997 and 1996, the most recent notification from the Federal Deposit Insurance Corporation (FDIC) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's regulatory capital information as of December 31, 1997 and 1996 is, as follows:

                                                Minimum                Well
                                                Capital            Capitalized
                                Actual        Requirements         Requirements
                                ------        ------------         ------------

Risk-based capital ratio
 1997                           13.10%             8%                   10%
 1996                           14.21%             8%                   10%

Leverage capital ratio
 1997                            8.33%          3% to 4%                 5%
 1996                            8.62%          3% to 4%                 5%

Tier 1 risk-based
capital ratio
 1997                           12.30%             4%                    6%
 1996                           13.23%             4%                    6%

Included in the "Cash and due from banks" balance are required federal reserves of approximately $963,000 and $950,000 at December 31, 1997 and 1996, respectively for facilitating the implementation of monetary policy by the Federal Reserve System. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances.

In accordance with the Deposit Insurance Funds Act of 1996, the FDIC reduced the insurance premiums on all deposits assessable under the Bank Insurance Fund due to the over-capitalized nature of the fund. The Bank's FDIC insurance expense for the years ended December 31, 1997 and 1996 was $22,577 and $6,719, respectively, lower because of the legislation.

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1997, 1996 and 1995


NOTE N - CONCENTRATIONS, RISKS AND UNCERTAINTIES

The Bank primarily grants loans to customers in Armstrong, Clarion and Indiana counties of Pennsylvania and maintains a diversified loan portfolio. The ability of its debtors to honor their contracts is not substantially dependent on any particular economic business sector.

The Bank has certain risks associated with deposit concentrations. The Bank had 188 customers with accounts greater than $100,000 representing $46.4 million in deposits as of December 31, 1997 (24.3% of deposits as of December 31, 1997) and approximately $44.9 million with 215 customers as of December 31, 1996 (25.5% of total deposits as of December 31, 1996).

A substantial portion of the Bank's investments in municipal securities is obligations of state or political subdivisions located within Pennsylvania.

At December 31, 1997, approximately $3,677,000 of the Bank's "Cash and due from banks" was maintained at various financial institutions in amounts that exceed $100,000 limit on FDIC insured accounts.

The Company and the Bank are involved in various legal actions from normal business activities. Management believes that the liability, if any, arising from such actions will not have a material adverse effect on the financial position of the Company or the Bank.


NOTE O - RECENT ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board (FASB) issued
Statement of Financial Accounting Standard (SFAS) No. 130, Reporting Comprehensive Income. The statement establishes standards for reporting and displaying comprehensive income and its individual components. Comprehensive income includes net income and all other non-income changes to retained earnings accounts.

Management is currently evaluating the impact of this statement.


NOTE P - RELATED PARTIES

At December 31, 1997 and 1996, certain officers and directors of the Bank and companies in which they have beneficial ownership, were indebted to the Bank for $415,408 and $678,067, respectively. During 1997, new loans to such related parties were $2,500 and repayments were $27,318. Loan balances totaling $237,841 were removed from this classification, as the borrowers were no longer related parties as of December 31, 1997. During 1996, new loans were $55,000 and repayments were $76,126.

Deposits with the Bank by related parties and shareholders' greater than 5% were approximately $4,432,000 and $5,131,500 as of December 31, 1997 and 1996.

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1997, 1996 and 1995

NOTE Q -- PARENT COMPANY FINANCIAL INFORMATION

The condensed financial information for Peoples Financial Corp., Inc., as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995 is as follows:

BALANCE SHEETS
                                                            December 31,
                                                    ----------------------------
                                                        1997             1996
                                                    -----------      -----------
ASSETS
  Cash in bank                                      $   173,898      $   149,868
  Investment in subsidiary                           37,217,593       26,705,824
  Other assets                                           21,459           12,459
                                                    -----------      -----------
  Total Assets                                      $37,412,950      $26,868,151
                                                    ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities                                         $        --      $        --

Stockholders' Equity                                 37,412,950       26,868,151
                                                    -----------      -----------
Total Liabilities and
  Stockholders' Equity                              $37,412,950      $26,868,151
                                                    ===========      ===========

STATEMENTS OF INCOME

                                                 Years Ended December 31,
                                        ------------------------------------------
                                           1997            1996            1995
                                        ----------      ----------      ----------
Income
  Dividends from subsidiary             $1,004,261      $  822,050      $  780,793
  Other                                     14,781           7,539           7,655
Expenses
  Professional fees                         69,860              --           4,105
  Miscellaneous                              4,201           5,806           2,952
                                        ----------      ----------      ----------
Income Before Income Taxes and
  Equity in Undistributed Earnings
  of Subsidiary                            944,981         823,783         781,391
Equity in Undistributed Earnings
  of Subsidiary                          2,051,457       1,286,356         596,727
                                        ----------      ----------      ----------
Net Income                              $2,996,438      $2,110,139      $1,378,118
                                        ==========      ==========      ==========

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1997, 1996 and 1995

NOTE Q -- PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

STATEMENTS OF CASH FLOWS

                                                            Years Ended December 31,
                                                  -----------------------------------------------
                                                     1997              1996               1995
                                                  -----------       -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES

Net income                                        $ 2,996,438       $ 2,110,139       $ 1,378,118

Adjustments to reconcile net income to
  net cash provided by operating activities:
    Decrease in cash due to changes
      in assets and liabilities
        Equity in undistributed earnings
          of subsidiary                            (2,051,457)       (1,286,356)         (596,727)

        Other assets                                   (9,000)           (6,733)             (503)
        Loan payable                                       --                --           (66,266)
                                                  -----------       -----------       -----------
Net Cash From
  Operating Activities                                935,981           817,050           714,622

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from issuance of common stock                 83,309                --            40,441
Dividends paid                                       (995,261)         (809,591)         (620,763)
                                                  -----------       -----------       -----------
Net Cash Used By
  Financing Activities                               (911,952)         (809,591)         (580,322)
                                                  -----------       -----------       -----------
Net Change in Cash and
  Cash Equivalents                                     24,029             7,459           134,300

Cash and Cash Equivalents
  at Beginning of Year                                149,868           142,409             8,109
                                                  -----------       -----------       -----------
Cash and Cash Equivalents
  at End of Year                                  $   173,897       $   149,868       $   142,409
                                                  ===========       ===========       ===========