Form 10-K, Exhibit 13
period 1998-12-31
PEOPLES FINANCIAL CORP INC /PA/
filed 1999-03-26
CIK 936948

PEOPLES FINANCIAL CORP., INC.
                                 AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1998, 1997 and 1996

CONSOLIDATED FINANCIAL STATEMENTS

PEOPLES FINANCIAL CORP., INC. AND SUBSIDIARY

December 31, 1998, 1997 and 1996


CONTENTS                                                                   PAGE

Independent Auditors' Report..........................................       1

Consolidated Balance Sheets...........................................       2

Consolidated Statements of Income.....................................       3

Consolidated Statements of Changes in Stockholders' Equity............       4

Consolidated Statements of Cash Flows.................................       6

Notes to Consolidated Financial Statements............................       8

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Peoples Financial Corp., Inc.
New Bethlehem, Pennsylvania


We have audited the accompanying consolidated balance sheets of Peoples Financial Corp., Inc. (the Company) and subsidiary as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Financial Corp., Inc. and subsidiary as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


Pittsburgh, Pennsylvania
February 5, 1999

CONSOLIDATED BALANCE SHEETS

PEOPLES FINANCIAL CORP., INC. AND SUBSIDIARY

Years Ended December 31, 1998, 1997 and 1996

                                                                         December 31,
                                                                ----------------------------
                                                                    1998            1997
                                                                ------------    ------------
ASSETS
    Cash and due from banks                                     $  4,742,511    $  6,968,221
    Interest-bearing deposits in banks                             8,267,566         35,313
    Federal funds sold                                             1,900,000      4,075,000
    Available-for-sale securities                                 37,361,888     38,069,171
    Held-to-maturity securities (market value of
      $33,407,392 and $32,862,436 at
      December 31, 1998 and 1997, respectively)                   32,628,821      32,378,224
    Federal Home Loan Bank stock, at cost                            841,500         740,200
    Loans receivable, net                                        174,704,201     152,395,769
    Premises and equipment, net                                    3,331,643       3,459,173
    Other assets                                                   2,224,143       2,149,627
                                                                ------------    ------------
    Total Assets                                                $266,002,273    $240,270,698
                                                                ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
    Liabilities
      Deposits
        Non-interest bearing                                    $ 26,205,654    $ 23,343,039
        Interest bearing                                         187,153,692     167,229,668
                                                                ------------    ------------
        Total deposits                                           213,359,346     190,572,707

      Deferred taxes                                              10,056,183      10,271,914
      Accrued interest and other liabilities                       2,012,623       2,013,127
                                                                 ------------   ------------
      Total liabilities                                          225,428,152     202,857,748

    Stockholders' Equity
      Common stock, par value $0.30, 5,000,000 shares
        authorized, 1,768,694 and 1,764,336 shares issued
        and outstanding at December 31, 1998 and 1997,
        respectively                                                 530,608        529,300
      Surplus                                                      3,750,044      3,668,006
      Retained earnings                                           18,808,764     15,378,699
      Accumulated other comprehensive income                      17,484,705     17,836,945
                                                                ------------    ------------
      Total stockholders' equity                                  40,574,121     37,412,950
                                                                ------------   ------------
    Total Liabilities and Stockholders' Equity                  $266,002,273   $240,270,698
                                                                ============   ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

PEOPLES FINANCIAL CORP., INC. AND SUBSIDIARY

Years Ended December 31, 1998, 1997 and 1996

                                                     Years Ended December 31,
                                            -------------------------------------------
                                                1998            1997            1996
                                            -----------     -----------     -----------
Interest Income
    Loans                                   $13,845,749     $12,323,037     $10,890,677
    Investment securities                     3,017,698       2,829,841       2,734,704
    Interest-bearing deposits                   293,710           1,648           3,469
    Federal funds sold                          197,762         416,973         303,927
                                            -----------     -----------     -----------
    Total interest income                    17,354,919      15,571,499      13,932,777

Interest Expense
    Deposits                                  8,449,973       7,489,044       6,475,388
                                            -----------     -----------     -----------
Net Interest Income                           8,904,946       8,082,455       7,457,389

Provision for Loan Losses                       200,000          80,000          75,000
                                            -----------     -----------     -----------
Net Interest Income after
    Provision for Loan Losses                 8,704,946       8,002,455       7,382,389

Other Income
    Service fees                                592,421         614,572         672,176
    Insurance proceeds                               --         205,830         358,694
    Net investment security gains             3,001,116       1,065,063       1,053,326
    Other                                        33,837          49,698          36,467
                                            -----------     -----------     -----------
    Total other income                        3,627,374       1,935,163       2,120,663

Other Expenses
    Salaries                                $ 2,173,212     $ 2,077,039     $ 2,178,002
    Pension and other employee benefits         743,014         639,535         805,041
    Occupancy expense                           984,022       1,000,044       1,089,451
    Legal and professional fees                 146,732         215,619         234,434
    Data processing                             246,689         245,814         226,005
    Separation expenses                              --              --         544,322
    Pennsylvania bank shares tax                247,544         212,498         201,877
    Other                                     1,496,247       1,543,751       1,551,130
                                            -----------     -----------     -----------
    Total other expenses                      6,037,460       5,934,300       6,830,262
                                            -----------     -----------     -----------

Income Before Income Taxes                    6,294,860       4,003,318       2,672,790

Provision for Income Taxes                    1,831,198       1,006,880         562,651
                                            -----------     -----------     -----------
Net Income                                  $ 4,463,662     $ 2,996,438     $ 2,110,139
                                            ===========     ===========     ===========
Net Income per Share of Common Stock        $      2.53     $      1.70     $      1.20
                                            ===========     ===========     ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

PEOPLES FINANCIAL CORP., INC. AND SUBSIDIARY

Years Ended December 31, 1998, 1997 and 1996

                                                                                                  Accumulated
                                                                                                     Other
                                                       Common                      Retained      Comprehensive
                                                       Stock        Surplus        Earnings          Income         Total
                                                      --------     ----------     -----------    -------------   -----------
Balance at
December 31, 1995                                     $263,997     $3,850,000     $12,076,974     $ 7,183,103    $23,374,074
    Comprehensive Income
      Net income                                                                    2,110,139                      2,110,139
      Other comprehensive income, net of tax:
        Changes in net unrealized holding
          gains (losses) on available-for-sale
          securities, net of deferred income tax
          of $1,125,282                                                                             2,184,371      2,184,371
        Change in minimum pension liability,
          net of deferred income tax of $4,718                                                          9,158          9,158

      Total Comprehensive Income                                                                                   4,303,668
    Cash dividends                                                                   (809,591)                      (809,591)
                                                      --------     ----------     -----------     -----------    -----------
Balance at December 31, 1996                           263,997      3,850,000      13,377,522       9,376,632     26,868,151

    Comprehensive Income
      Net income                                                                    2,996,438                      2,996,438
      Other comprehensive income, net of tax:
        Changes in net unrealized holding
          gains (losses) on available-for-sale
          securities, net of deferred income tax
          of $4,399,723                                                                             8,540,638      8,540,638
        Change in minimum pension liability,
          net of deferred income tax benefit
          of $41,380                                                                                  (80,325)       (80,325)

      Total Comprehensive Income                                                                                  11,456,751

    Sale of 2,178 shares of common stock                   653         82,656                                         83,309
    Dividends
      Cash                                                                           (995,261)                      (995,261)
      Retroactive restatement, 1999
        stock dividend in the form of
        a two-for-one one stock split                  264,650       (264,650)                                            --
                                                      --------     ----------     -----------     -----------     -----------
Balance at December 31, 1997                          $529,300     $3,668,006     $15,378,699     $17,836,945    $37,412,950

    Comprehensive Income
      Net income                                                                    4,463,662                      4,463,662
      Other comprehensive income, net of tax:
        Changes in net unrealized holding
          gains (losses) on available-for-sale
          securities, net of deferred income tax
           benefit of $545,996                                                                     (1,059,874)    (1,059,874)
        Change in minimum pension liability,
          net of deferred income tax benefit
          of $25,264                                                                                  (49,041)       (49,041)
        Reclassification adjustment due to sale of
          securities, net of deferred income tax
          of $389,802                                                                                 756,675        756,675

      Total Comprehensive Income                                                                                   4,111,422

    Sale of 4,358 shares of common stock                   654         82,692                                         83,346
    Dividends
      Cash                                                                         (1,033,597)                    (1,033,597)
      Adjustment to stock purchase to reflect
        retroactive treatment of stock split               654           (654)
                                                      --------     ----------     -----------     ----------     -----------

Balance at December 31, 1998                          $530,608     $3,750,044     $18,808,764     $17,484,705    $40,574,121
                                                      ========     ==========     ===========     ===========    ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

PEOPLES FINANCIAL CORP., INC. AND SUBSIDIARY

Years Ended December 31, 1998, 1997 and 1996

                                                                  Years Ended December 31,
                                                      ------------------------------------------------
                                                          1998               1997             1996
                                                      ------------      ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                        $  4,463,662      $  2,996,438      $  2,110,139
    Adjustments to reconcile net cash from
      operating activities:
        Depreciation and amortization                      601,686           584,356           584,626
        Net amortization/accretion of
           premiums and discounts                          (10,617)          (17,366)           17,383
        Net investment security gains                   (3,001,116)       (1,065,063)       (1,053,326)
        Provision for loan losses                          200,000            80,000            75,000
        Net loss on disposal of fixed assets                43,681            30,349            52,963
        Reinvestment of stock dividends                    (60,669)          (74,811)          (85,384)
      Increase (decrease) in cash due to
        changes in assets and liabilities:
           Other assets                                    (85,851)          949,711          (642,346)
           Accrued interest and other liabilities         (109,082)          199,434           159,594
                                                      ------------      ------------      ------------
    Net Cash From Operating Activities                   2,041,694         3,683,048         1,218,649

CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds from sales of
      available-for-sale securities                      3,545,958         1,370,112         1,926,307
    Proceeds from maturities of
      held-to-maturity securities                       11,125,000         8,800,000         9,250,000
    Purchase of held-to-maturity securities            (11,333,169)      (15,446,563)       (2,189,655)
    Purchase of available-for-sale
      securities                                          (268,094)          (84,000)         (230,293)
    Net sales (purchases) of Federal Home
      Loan Bank stock                                     (101,300)         (170,700)           32,000
    Net loans made to customers                        (22,537,032)      (16,469,278)      (22,594,327)
    Proceeds from disposal of
      premises and equipment                                 1,969
    Purchases of premises and equipment                   (499,070)         (284,949)         (743,741)
                                                      ------------      ------------      ------------
    Net Cash Used By Investing Activities             $(20,065,738)     $(22,285,378)     $(14,549,709)

CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase in deposits                          $ 22,805,838      $ 14,323,109      $ 19,184,441
    Proceeds from issuing common stock                      83,346            83,309                --
    Dividends paid                                      (1,033,597)         (995,261)         (809,591)
                                                      ------------      ------------      ------------
    Net Cash From Financing Activities                  21,855,587        13,411,157        18,374,850
                                                      ------------      ------------      ------------
Net Change in Cash and Cash Equivalents                  3,831,543        (5,191,173)        5,043,790

Cash and Cash Equivalents at Beginning of Year          11,078,534        16,269,707        11,225,917
                                                      ------------      ------------      ------------
Cash and Cash Equivalents at End of Year              $ 14,910,077      $ 11,078,534      $ 16,269,707
                                                      ============      ============      ============
SUPPLEMENTAL DISCLOSURES Cash payments for:
      Interest                                        $  8,173,810      $  7,151,078      $  6,403,061
      Income taxes                                    $  2,054,842      $    946,040      $    611,505

NON-CASH INVESTING AND FINANCING TRANSACTIONS
    Recorded unrealized gains on
      available-for-sale securities                   $ 26,687,984      $ 27,147,378      $ 14,207,018
    Loans transferred to foreclosed assets
      during the year                                 $    268,697      $    343,479      $    176,376
    100% stock dividend in the form of a
      two-for-one stock split, retroactively
      restated to 1997
        Common stock                                  $         --      $    265,304      $         --
        Surplus                                       $         --      $   (265,304)     $         --

    Adjustment due to retroactive restatement to
      reflect additional share purchases
        Common stock                                  $        654      $         --      $         --
        Surplus                                       $       (654)     $         --      $         --

              The accompanying notes are an integral part of these
                       consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1998, 1997 and 1996

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations: Peoples Financial Corp., Inc. (the Company) is a bank holding company for its wholly owned subsidiary, PFC Bank (the Bank). The Bank is a full-service commercial banking institution. It provides a variety of financial services to individuals and corporate customers in Armstrong, Butler, Clarion and Indiana counties through its six branches and main office located in New Bethlehem, Pennsylvania. The Bank's primary deposit products are non-interest and interest-bearing checking accounts, savings accounts and certificates of deposit. Its primary lending products are single-family and multi-family mortgages and installment and commercial loans. PFC Bank has a wholly owned subsidiary, PFC Service Corporation. PFC Service Corporation is a Delaware holding company for the Bank's equity investments.

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

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1998, 1997 and 1996

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation computed on both the straight-line and accelerated methods over the estimated useful lives of the assets. Costs for maintenance and repairs are expensed in the current period. The costs associated with significant additions or improvements are capitalized.

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

Properties acquired by foreclosure or deed in lieu of foreclosure and properties classified as in-substance foreclosures are transferred to OREO and recorded at the lower of cost or fair value, less estimated costs to sell. Costs to maintain the assets, subsequent write-downs to reflect declines in the fair value of the properties, and subsequent gains and losses related to their disposal are included in other income and expenses.

Employee Retirement Plan: The Bank's defined benefit pension plan (see Note
8) is funded in accordance with the Employee Retirement Income Security Act of 1974. Liabilities are recognized based on the actuarially calculated benefits accrued through the date of the calculation.

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

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1998, 1997 and 1996

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings per Share: Earnings per share are calculated using the weighted-average number of shares outstanding. The weighted average shares outstanding giving retroactive effect to the stock dividend discussed in Note 14, were 1,765,794, 1,761,126 and 1,759,980 for the years ended December 31, 1998, 1997 and 1996, respectively.

Cash Equivalents: For purposes of the Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. This includes the balance sheet captions of "Cash and due from banks", "Interest-bearing deposits in banks", and "Federal funds sold".

Reclassifications: Certain previously reported items have been reclassified to conform to the current year's classifications. Specifically, the Company discloses certain non-income statement changes to equity balances under the classification of "Accumulated Other Comprehensive Income" in accordance with Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income. The reclassifications have no effect on total assets, total liabilities and stockholders' equity, or net income.

NOTE 2 - INVESTMENT SECURITIES

Available-for-sale securities consist of the following:

                                           December 31, 1998
                      ----------------------------------------------------------
                                          Gross         Gross
                       Amortized       Unrealized     Unrealized        Market
                          Cost            Gains         Losses          Value
                      -----------      -----------    ----------     -----------
Equity securities     $10,673,904      $26,698,406      $10,422      $37,361,888



                                           December 31, 1997
                      ----------------------------------------------------------
                                          Gross         Gross
                       Amortized       Unrealized     Unrealized        Market
                          Cost            Gains         Losses          Value
                      -----------      -----------    ----------     -----------
Equity securities     $10,921,793      $27,147,378      $    --      $38,069,171

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1998, 1997 and 1996

NOTE 2 - INVESTMENT SECURITIES (continued)

Held-to-maturity securities consist of the following:

                                                                        December 31, 1998
                                                    ---------------------------------------------------------
                                                                        Gross        Gross
                                                     Amortized       Unrealized    Unrealized        Market
                                                        Cost            Gains        Losses          Value
                                                    -----------      ----------    ----------     -----------
U.S. Treasury securities                            $23,967,745       $775,586       $    --      $24,743,331
Obligations of U.S. government agencies               6,774,380         17,427        21,707        6,770,100
Obligations of state and political sub-divisions      1,137,866          5,129         1,745        1,141,250
Corporate notes                                         748,829          3,881            --          752,710
                                                    -----------       --------       -------      -----------
                                                    $32,628,821       $802,023       $23,452      $33,407,392
                                                    ===========       ========       =======      ===========

                                                                        December 31, 1997
                                                    ---------------------------------------------------------
                                                                        Gross        Gross
                                                     Amortized       Unrealized    Unrealized        Market
                                                        Cost            Gains        Losses          Value
                                                    -----------      ----------    ----------     -----------
U.S. Treasury securities                            $27,396,668       $472,555       $ 7,293      $27,861,930
Obligations of U.S. government agencies               1,097,184          7,892           826        1,104,250
Obligations of state and political sub-divisions      1,889,897          6,778        11,669        1,885,006
Corporate notes                                       1,994,475         16,775            --        2,011,250
                                                    -----------       --------       -------      -----------
                                                    $32,378,224       $504,000       $19,788      $32,862,436
                                                    ===========       ========       =======      ===========

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1998, 1997 and 1996

NOTE 2 - INVESTMENT SECURITIES

The amortized cost and estimated market value of held-to-maturity securities at December 31, 1998, by contractual maturity, are shown below. Available-for-sale securities do not have a contractual maturity date as they consist of equity securities. Expected maturities may differ from contractual maturities because issuers have the right to call or prepay obligations.

                                              Amortized Cost      Market Value
                                              --------------      ------------

Available-for-sale Securities                 $  10,673,904       $ 37,361,888
                                              =============       ============
Held-to-maturity Securities
  Due in one year or less                     $   8,803,078       $  8,858,958
  Due after one year through five years          23,849,208         24,523,685
  Due after five years through ten years             24,795             24,749
                                              -------------       ------------
                                                 32,677,081         33,407,392
  Step-down due to merger                           (48,260)                --
                                              -------------       ------------
                                              $  32,628,821       $ 33,407,392
                                              =============       ============

As a member of the Federal Home Loan Bank of Pittsburgh (FHLB), the Bank is required to maintain a minimum amount of FHLB stock. The minimum amount is calculated based on the level of the Bank's assets, residential real estate loans, and FHLB advances. At December 31, 1998 and 1997, the Bank held $841,500 and $740,200, respectively, of FHLB stock. The Bank also has a line of credit with the FHLB in the amount of $7.4 million at 5.8% annual interest. The full amount of the line was available at December 31, 1998.

NOTE 3 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

The primary classifications of loans as of December 31 are as follows:

                                                   1998               1997
                                              -------------       ------------
Mortgage                                      $ 112,915,388       $106,617,350
Installment                                      23,925,546         25,122,377
Commercial                                       34,396,565         18,377,724
Student and other                                 4,714,617          3,537,526
                                              -------------       ------------
                                                175,952,116        153,654,977

Less: Unearned discounts                              9,683             10,329
      Allowance for loan losses                   1,238,232          1,248,879
                                              -------------       ------------
                                              $ 174,704,201       $152,395,769
                                              =============       ============

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1998, 1997 and 1996

NOTE 3 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

Changes in the allowance for loan losses for the years ended December 31 were as follows:

                                        1998            1997            1996
                                     ----------      ----------      ----------
Balance, beginning of year           $1,248,879      $1,253,810      $1,243,619
Provision charged to operations         200,000          80,000          75,000
Loans charged off                      (246,182)       (105,016)       (107,354)
Recoveries                               35,535          20,085          42,545
                                     ----------      ----------      ----------
Balance, end of year                 $1,238,232      $1,248,879      $1,253,810
                                     ==========      ==========      ==========

NOTE 4 - PREMISES AND EQUIPMENT

Premises and equipment, which are stated at cost, as of December 31, are as follows:

                                                      1998               1997
                                                   ----------         ----------
Land                                               $  368,054         $  334,554
Buildings and improvements                          3,446,544          3,283,694
Furniture and equipment                             4,358,121          4,274,178
                                                   ----------         ----------
                                                    8,172,719          7,892,426
Less:  Accumulated depreciation                     4,841,076          4,433,253
                                                   ----------         ----------
                                                   $3,331,643         $3,459,173
                                                   ==========         ==========

Depreciation expense was $580,950, $544,349 and $515,125 for the years ended December 31, 1998, 1997 and 1996, respectively.

NOTE 5 - PLEDGED ASSETS

At December 31, 1998 and 1997, assets carried at approximately $31,105,000 and $28,515,000, respectively, were pledged to qualify for fiduciary powers, to secure public monies as required by law, and for other purposes.

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1998, 1997 and 1996

NOTE 6 - DEPOSITS

The maturities of time deposits over the next five years and thereafter as of December 31, 1998 are, as follows:

DEPOSITS - TIME DEPOSIT MATURITIES

                                                    Amount              Percent
                                                 ------------           -------
Within one year                                  $ 78,994,956            72.6%
One to two years                                   13,365,217            12.3
Two to three years                                  4,638,384             4.3
Three to four years                                 3,419,788             3.1
Four to five years                                  6,704,442             6.2
Over five years                                     1,688,785             1.5
                                                 ------------           -----
                                                 $108,811,572           100.0%
                                                 ============           =====

NOTE 7 - INCOME TAXES

The provision for income taxes for the years ended December 31 consists of:

                                    1998               1997              1996
                                 ----------         ----------         --------
Currently payable                $1,781,535         $  963,936         $522,995
Deferred taxes                       49,663             42,944           39,656
                                 ----------         ----------         --------
                                 $1,831,198         $1,006,880         $562,651
                                 ==========         ==========         ========

The significant components of temporary differences as of December 31 are as follows:

                                       1998            1997             1996
                                     --------        --------        ---------
Provision for loan losses            $  3,620        $  1,677        $   1,528
Depreciation                          (90,913)          3,488           97,345
Employee benefits                      57,191         (22,299)          52,053
Other                                  79,765          60,078         (111,270)
                                     --------        --------        ---------
  Total                              $ 49,663        $ 42,944        $  39,656
                                     ========        ========        =========

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1998, 1997 and 1996

NOTE 7 - INCOME TAXES (CONTINUED)

A reconciliation of the federal statutory tax rate to the effective tax rate applicable to income before income taxes for the years ended December 31 is as follows:

                                                 Percentage of Pre-Tax Income
                                                ------------------------------
                                                1998         1997         1996
                                                ----         ----         ----
Provision at statutory rate                     34.0%        34.0%        34.0%
Effect of tax-exempt income                     (1.7)        (2.5)        (4.1)
Dividend received deduction                     (3.9)        (5.5)        (7.9)
Other                                            0.7         (0.8)        (0.9)
                                                ----         ----         ----
Actual tax expense and effective rate           29.1%        25.2%        21.1%
                                                ====         ====         ====

The significant components of the Bank's deferred tax assets and liabilities recorded on the balance sheet as of December 31 are as follows:


                                                       1998                             1997
                                          ----------------------------      ----------------------------
                                                   Deferred Tax                      Deferred Tax
                                          ----------------------------      ----------------------------
                                            Assets         Liabilities        Assets         Liabilities
                                          -----------      -----------      -----------      -----------
Provision for loan losses                 $   256,671      $        --      $   260,291      $        --
Depreciation                                                   187,888                           278,801
Pension expense                                 6,453                           102,163
Unrealized gains                                             9,073,915                         9,230,109
Merger adjustment to market value                            1,189,426                         1,273,351
Additional minimum pension liability           66,653                            41,378
Other                                         109,303           44,034          118,811           12,296
                                          -----------      -----------      -----------      -----------
                                          $   439,080      $10,495,263      $   522,643      $10,794,557
                                          ===========      ===========      ===========      ===========

NOTE 8 - EMPLOYEE RETIREMENT PLAN

PFC Bank maintains a qualified non-contributory defined benefit pension plan which covers substantially all employees meeting minimum age and service requirements. The plan generally provides benefits based on years of credited service and final average earnings. The current funding policy of the plan is to annually contribute the maximum amount that can be deducted for Federal income tax purposes.

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1998, 1997 and 1996

NOTE 8 - EMPLOYEE RETIREMENT PLAN (CONTINUED)

PFC Bank's operating divisions, Peoples Bank of PA and New Bethlehem Bank, maintained non-qualified deferred compensation plans with participation designated by the Board of Directors. The plans were terminated effective December 31, 1996. The termination and subsequent recovery of the plans' assets was included in the Bank's results of operations for the year ended December 31, 1996.

Assets for the qualified pension plan and the New Bethlehem non-qualified deferred compensation plan were primarily U.S. government obligations, corporate obligations and equity securities whose valuations are subject to fluctuations of the securities market. Changes in plan asset values attributable to differences between actual and expected returns on plan assets were deferred as unrecognized gains or losses and included in the determination of pension cost over time. The Peoples Bank of PA non-qualified deferred compensation plan was funded primarily through the purchase of life insurance contracts. Consequently, no actuarial valuation was used to determine the funded status and related expenses of the Peoples Bank of PA non-qualified deferred compensation plan.

The following table summarizes financial data for the plan as of December 31:

                                                               1998             1997
                                                            -----------      -----------
Change in Projected Benefit Obligation:
  Beginning of year benefit obligation                      $ 1,710,378      $ 1,388,533
  Service cost                                                  112,188           68,009
  Interest cost                                                 119,322           89,596
  Net actuarial gain                                            131,452          204,190
  Less: Benefits paid to participants                          (110,613)         (39,970)
                                                            -----------      -----------
    End of year benefit obligation                          $ 1,962,727      $ 1,710,358
                                                            ===========      ===========
Change in the Fair Value of Plan Assets:
  Beginning of year plan assets, at fair value              $ 1,285,379      $ 1,005,092
  Actual return on plan assets                                   91,921          175,841
  Employer contributions                                        304,735          144,416
  Benefits paid to participants                                (110,613)         (39,970)
                                                            -----------      -----------
    End of year plan assets, at fair value                  $ 1,571,422      $ 1,285,379
                                                            ===========      ===========
Accrued Pension Expense:
  Funded status (projected benefit obligation less plan
    assets at fair value)                                   $  (391,305)     $  (424,999)
  Unamortized transition amount                                  87,334           92,722
  Unrecognized net actuarial loss                               670,164          535,926
  Additional minimum pension liability adjustment              (196,037)        (121,732)
  Unamortized prior service benefit                            (459,904)        (465,569)
                                                            -----------      -----------
    Accrued pension expense at year end                     $  (289,748)     $  (383,652)
                                                            ===========      ===========

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1998, 1997 and 1996

NOTE 8 - EMPLOYEE RETIREMENT PLAN (CONTINUED)

Net periodic pension cost included the following components for the years ended December 31:


                                                    1998          1997         1996
                                                  --------      --------     --------
Service cost - benefits earned
  during the period                               $112,188      $ 68,009     $ 77,482
Interest cost on projected benefit obligation      119,322        89,596       83,503
Net amortization (deferral)                         (3,063)      114,976       55,491
Less: Actual return on plan assets                  91,921       175,841       99,694
                                                  --------      --------     --------
  Net periodic pension cost                       $136,526      $ 96,740     $116,782
                                                  ========      ========     ========

The projected benefit obligation was determined using an assumed discount rate of 7.0% for 1998, 7.0% for 1997, and 6.5% for 1996 and an expected rate of increase in compensation of 4.0%, 4.0% and 5.0%, respectively, for the same periods. The assumed rate of return on the plan's investment earnings was 7.0% for 1998, 7.0% for 1997, and 6.5% for 1996.


NOTE 9 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

There are various outstanding commitments and contingent liabilities arising in the normal course of business that are not reflected in the accompanying financial statements. These commitments and contingent liabilities represent financial instruments with off-balance sheet risk. The contract or notional amounts of those instruments were comprised of commitments to extend credit and stand-by letters of credit of $11,958,000 and $8,398,000 as of December 31, 1998 and 1997, respectively, and approximate fair value.

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

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1998, 1997 and 1996

NOTE 10 - DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

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

     Loans receivable: For most homogeneous categories of loans, fair value is estimated by comparing rates currently offered on similar loans to the interest rate yield being realized on existing loans. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers for the same remaining maturities.

     Deposit liabilities: The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by comparing the rates currently offered on similarly maturing deposits to the interest rate being recognized on existing certificates of deposit.

The estimated fair value of the Company's financial instruments as of December 31, 1998 is as follows:

                                                 Carrying
                                                  Amount            Fair Value
                                               ------------        ------------
Financial Assets
  Cash and cash equivalents                    $ 14,910,077        $ 14,910,077
  Investment securities                        $ 69,990,709        $ 70,769,280
  Federal Home Loan Bank stock                 $    841,500        $    841,500
  Loans receivable                             $174,704,201        $174,137,000
Financial Liabilities
  Deposits                                     $213,359,346        $212,686,000

The market values of classifications of investment securities are contained in
Note 2.

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1998, 1997 and 1996

NOTE 11 - REGULATORY MATTERS

The Bank pays dividends from its assets. However, the Bank is subject to legal limitations on the amount of dividends that can be paid to the Company. The Pennsylvania Banking Code restricts the payment of dividends, generally to the extent of its retained earnings. Dividends are based on operating results for the period. Consideration for dividend declarations and payments include regulatory guidelines and limitations and the capital requirements of the Bank.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as set forth below, of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1998 and 1997, that the Bank meets all capital adequacy requirements to which it is subjected.

As of December 31, 1998 and 1997, the most recent notification from the Federal Deposit Insurance Corporation (FDIC) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's regulatory capital information as of December 31, 1998 and 1997 is, as follows:

                                                   Minimum            Well
                                                   Capital         Capitalized
                                     Actual      Requirements      Requirements
                                     ------      ------------      ------------
Risk-based capital ratio
  1998                               20.91%           8%                10%
  1997                               13.10%           8%                10%

Leverage capital ratio
  1998                                9.48%        3% to 4%              5%
  1997                                8.33%        3% to 4%              5%

Tier 1 risk-based capital ratio
  1998                               13.18%            4%                6%
  1997                               12.30%            4%                6%

PEOPLES FINANCIAL CORP. INC AND SUBSIDIARY

Years Ended December 31, 1998, 1997 and 1996

Included in the "Cash and due from banks" balance are required federal reserves of approximately $1,191,000 and $963,000 at December 31, 1998 and 1997, respectively for facilitating the implementation of monetary policy by the Federal Reserve System. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances.

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1998, 1997 and 1996

NOTE 12 - CONCENTRATIONS, RISKS AND UNCERTAINTIES

The Bank primarily grants loans to customers in Armstrong, Butler, Clarion and Indiana counties of Pennsylvania and maintains a diversified loan portfolio. The ability of its debtors to honor their contracts is not substantially dependent on any particular economic business sector.

The Bank has certain risks associated with deposit concentrations. The Bank had 327 accounts greater than $100,000 representing $62.3 million in deposits as of December 31, 1998 (29.2% of deposits as of December 31, 1998) and approximately $53.6 million in 237 accounts as of December 31, 1997 (28.1% of deposits as of December 31, 1997).

A substantial portion of the Bank's investments in municipal securities is obligations of state or political subdivisions located within Pennsylvania.

At December 31, 1998, approximately $9,000,000 of the Bank's "Cash and due from banks" and "Interest-bearing deposits in banks" was maintained at various financial institutions in amounts that exceeded the $100,000 limit on FDIC insured accounts.

The Company and the Bank are involved in various legal actions from normal business activities. Management believes that the liability, if any, arising from such actions will not have a material adverse effect on the financial position of the Company or the Bank.

NOTE 13 - RELATED PARTIES

At December 31, 1998 and 1997, certain executive officers, directors and principal shareholders of the Company, and companies in which they have beneficial ownership, were indebted to the Bank for $480,998 and $415,408, respectively. During 1998, new loans to such related parties were $172,339 and repayments were $74,331. Additionally the net amount loaned to related parties decreased by $32,418 due to changes in the executive officers, directors or principal shareholders.

Deposits with the Bank by related parties and shareholders' greater than 5% were approximately $3,739,000 and $4,432,000 as of December 31, 1998 and 1997.

NOTE 14 - SUBSEQUENT EVENT

On January 20, 1999, the Company declared a 100% stock dividend in the form of a two-for-one stock split on the Company's outstanding common stock. One additional share of common stock will be issued for each share of common stock held by shareholders of record as of the close of business on January 20, 1999. The distribution of new shares began February 10, 1999. The Company has retroactively restated common stock and surplus for all periods presented to reflect this stock split. Par value will remain unchanged at $0.30 per share. The number of shares issued and outstanding at December 31, 1998, after giving effect to the stock split, was 1,768,694 (884,347 shares issued and outstanding prior to the stock split). All reference to the number of shares and per share amounts elsewhere in the consolidated financial statements and related footnotes have been restated as appropriate to reflect the effect of the stock split for all periods presented.

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1998, 1997 and 1996

NOTE 15 - PARENT COMPANY FINANCIAL INFORMATION

The condensed financial information for Peoples Financial Corp., Inc., Inc. as of December 31, 1998 and 1997 and for the years ended December 31, 1998, 1997 and 1996 is as follows:

BALANCE SHEETS
                                                            December 31,
                                                   ----------------------------
                                                       1998             1997
                                                   -----------      -----------
ASSETS
  Cash in bank                                     $    35,173      $   173,898
  Investment in subsidiary                          40,322,888       37,217,593
  Available-for-sale securities                        216,060           21,459
  Other assets                                              --               --
                                                   -----------      -----------
  Total Assets                                     $40,574,121      $37,412,950
                                                   ===========      ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities                                      $        --      $        --
  Stockholders' Equity                              40,574,121       37,412,950
                                                   -----------      -----------
  Total Liabilities and Stockholders' Equity       $40,574,121      $37,412,950
                                                   ===========      ===========

STATEMENTS OF INCOME
                                                     Years Ended December 31,
                                             ----------------------------------------
                                                1998           1997           1996
                                             ----------     ----------     ----------
Income
  Dividends from subsidiary                  $1,033,597     $1,004,261     $  822,050
  Other                                          26,113         14,781          7,539

Expenses
  Professional fees                              45,142         69,860             --
  Miscellaneous                                   3,100          4,200          5,806
                                             ----------     ----------     ----------
Income Before Income Taxes and Equity in
  Undistributed Earnings of Subsidiary        1,011,468        944,982        823,783

Equity in Undistributed Earnings
  of Subsidiary                               3,452,194      2,051,456      1,286,356
                                             ----------     ----------     ----------
Net Income                                   $4,463,662     $2,996,438     $2,110,139
                                             ==========     ==========     ==========

PEOPLES FINANCIAL CORP. INC. AND SUBSIDIARY

Years Ended December 31, 1998, 1997 and 1996

NOTE 15 - PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

STATEMENTS OF CASH FLOWS

                                                              Years Ended December 31,
                                                   ---------------------------------------------
                                                      1998             1997             1996
                                                   -----------      -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                       $ 4,463,662      $ 2,996,438      $ 2,110,139
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Decrease in cash due to changes
        in assets and liabilities
          Equity in undistributed earnings
            of subsidiary                           (3,452,194)      (2,051,456)      (1,286,356)
          Other assets                                      --               --           (6,733)
                                                   -----------      -----------      -----------
Net Cash From Operating Activities                   1,011,468          944,982          817,050

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of available-for-sale securities           (199,942)          (9,000)              --

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuing of common stock                 83,346           83,309               --
  Dividends paid                                    (1,033,597)        (995,261)        (809,591)
                                                   -----------      -----------      -----------
Net Cash Used By Financing Activities                 (950,251)        (911,952)        (809,591)
                                                   -----------      -----------      -----------
Net Change in Cash and Cash Equivalents               (138,725)          24,030            7,459

Cash and Cash Equivalents
  at Beginning of Year                                 173,898          149,868          142,409
                                                   -----------      -----------      -----------
Cash and Cash Equivalents
  at End of Year                                   $    35,173      $   173,898      $   149,868
                                                   ===========      ===========      ===========

NOTE 16 - RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. In addition, certain provisions of this statement will permit, at the date of initial adoption, the transfer of any held-to-maturity security into either the available-for-sale or trading category and the transfer of any available-for-sale security into the trading category. Transfers from the held-to-maturity portfolio at the date of initial adoption will not call into question an entity's intent to hold other debt securities to maturity in the future. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. At this time, the Bank does not hold any derivative instruments or engage in any hedging activities.